Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

TWO MITTS, INC., AS SELLER,

FABRI-KAL CORPORATION, MONARCH MILL POND, LLC, AND

PURE PULP PRODUCTS, LLC, AS THE COMPANIES

AND

PACTIV EVERGREEN GROUP HOLDINGS INC., AS BUYER

________________________

DATED AS OF SEPTEMBER 7, 2021
______________________

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Other Capitalized Terms	12
1.3	Interpretive Provisions	13

Article 2 CALCULATION OF PURCHASE PRICE AND PAYMENT		15
2.1	Purchase and Sale of the Ownership Interests	15
2.2	Transactions to be Effected at the Closing	16
2.3	Purchase Price Adjustment	17
2.4	Withholding	19
2.5	Allocation of Purchase Price for Tax Purposes	20

Article 3 THE CLOSING		20
3.1	Closing; Closing Date	20

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER		20
4.1	Organization	20
4.2	Binding Obligations	21
4.3	No Defaults or Conflicts	21
4.4	Seller Shareholders’ Agreement	21
4.5	No Governmental Authorization Required	21
4.6	The Ownership Interests	22
4.7	No Assets or Liabilities	22
4.8	Litigation	22
4.9	Brokers	22
4.10	Subchapter S-Corporation	22
4.11	Exclusivity of Representations	22

Article 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES		23
5.1	Organization and Qualification	23
5.2	Capitalization	23
5.3	No Other Equity Interests	24
5.4	Binding Obligation	24
5.5	No Defaults or Conflicts	24
5.6	No Governmental Authorization Required	25
5.7	Financial Statements	25
5.8	Intellectual Property	26
5.9	Compliance with Laws	27
5.10	Contracts	27
5.11	Litigation	30
5.12	Taxes	30
5.13	Permits	31
5.14	Employee Benefit Plans	31

i

5.15	Labor Relations	34
5.16	Environmental Matters	35
5.17	Insurance	36
5.18	Real Property	36
5.19	Title and Condition of Tangible Property	37
5.20	Affiliate Transactions	38
5.21	Absence of Material Adverse Effects	38
5.22	Brokers	38
5.23	Product Liability	38
5.24	Foundation	38
5.25	Exclusivity of Representations	39

Article 6 REPRESENTATIONS AND WARRANTIES OF BUYER		39
6.1	Organization	39
6.2	Binding Obligation	39
6.3	No Defaults or Conflicts	40
6.4	No Authorization or Consents Required	40
6.5	Brokers	40
6.6	Financing	40
6.7	Litigation	40
6.8	Solvency	40
6.9	Buyer’s Reliance	41
6.10	Investment Purpose	41
6.11	R&W Insurance Policy	41
6.12	Exclusivity of Representations	42

Article 7 COVENANTS		42
7.1	Conduct of Business of the Companies	42
7.2	Access to Information; Confidentiality; Public Announcements	45
7.3	Filings and Authorizations; Consummation	47
7.4	Resignations	48
7.5	Employee Matters	48
7.6	Further Assurances	50
7.7	Officer and Director Indemnification and Insurance	50
7.8	Termination of Affiliate Obligations	51
7.9	Exclusivity	51
7.10	Waiver of Conflicts Regarding Representation	51
7.11	FIRPTA Certificate	52
7.12	Frustration of Closing Conditions	52
7.13	Third Party Consents	52
7.14	Tax Returns	52

Article 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		53
8.1	Representations and Warranties Accurate	53
8.2	Performance	53
8.3	Officer’s Certificate	53
8.4	Antitrust Laws	53

8.5	No Prohibition	54
8.6	Consents	54
8.7	No MAE	54
8.8	Split Dollar Agreement and Policy	54
8.9	Conversion of Fabri-Kal	54

Article 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE COMPANIES		54
9.1	Representations and Warranties Accurate	54
9.2	Performance	55
9.3	Officer Certificate	55
9.4	Antitrust Laws	55
9.5	No Prohibition	55

Article 10 TERMINATION		55
10.1	Termination	55
10.2	Effect of Termination	56
10.3	Fees Upon Termination	56

Article 11 MISCELLANEOUS		58
11.1	No Survival	58
11.2	Expenses	59
11.3	Amendment	59
11.4	Entire Agreement	59
11.5	Headings	59
11.6	Notices	59
11.7	Exhibits and Schedules	60
11.8	Waiver	61
11.9	Binding Effect; Assignment	61
11.10	No Third Party Beneficiary	61
11.11	Counterparts	61
11.12	Release	61
11.13	Governing Law and Jurisdiction	62
11.14	Consent to Jurisdiction and Service of Process	62
11.15	WAIVER OF JURY TRIAL	62
11.16	Conveyance Taxes; Change of Ownership Statements	62
11.17	Specific Performance	63
11.18	Non-Recourse	64
11.19	Severability	64

EXHIBITS AND SCHEDULES

Exhibit A	Balance Sheet Rules/Sample Calculation
Exhibit B	Form of Escrow Agreement
Exhibit C	Allocation
Exhibit D	R&W Insurance Policy

Disclosure Schedule

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of September 7, 2021, is entered by and among TWO MITTS, INC., a Michigan corporation (“Seller”), FABRI-KAL CORPORATION, a Michigan corporation (“Fabri-Kal”), MONARCH MILL POND, LLC, a Michigan limited liability company (“Monarch”) and PURE PULP PRODUCTS, LLC, a Michigan limited liability company (“Pure Pulp”, and together with Fabri-Kal and Monarch, the “Companies”), and PACTIV EVERGREEN GROUP HOLDINGS INC., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, as of the date hereof, Seller owns all of the issued and outstanding Class A common shares and Class B common shares of Fabri-Kal, all of the issued and outstanding membership interests of Monarch, and all of the issued and outstanding membership interests of Pure Pulp (collectively, the “Ownership Interests ”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Ownership Interests, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, in connection herewith and as an inducement for Buyer to enter into this Agreement, certain shareholders of Seller (and/or their respective trustees) have entered into a restrictive covenants agreement contemporaneously with this Agreement (the “Restrictive Covenants Agreement”).

NOW THEREFORE, for valid consideration received, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Methodology” means the accounting principles, methods and practices utilized in preparing the balance sheet that is part of the Financial Statements as of December 31, 2020, applied on a consistent basis.

“Action ” means any claim, action, suit, charge, arbitration, mediation, investigation or other proceeding, in each case by or before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Affiliate” means as to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by Contract or otherwise.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Assumed Indebtedness” means all Indebtedness (other than any Repaid Indebtedness) existing as of immediately prior to the Closing, without giving effect to the transactions contemplated by this Agreement, determined in accordance with the Balance Sheet Rules, provided that if any Repaid Indebtedness is not for any reason taken into account for purposes of the computation of the Estimated Purchase Price pursuant to Section 2.1, and is identified prior to the determination of the Final Purchase Price, then such Repaid Indebtedness shall constitute Assumed Indebtedness and taken into account for purposes of post-closing adjustment pursuant to Section 2.3.

“Balance Sheet Rules” means, (i) the principles, policies, procedures and rules set forth on Exhibit A attached hereto, (ii) to the extent not inconsistent with clause (i) and only to the extent consistent with GAAP, the Accounting Methodology, and (iii) only to the extent not inconsistent with clauses (i) and (ii), GAAP. For the avoidance of doubt, in the event of a conflict, clause (i) shall take precedence over clause (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Business Day ” means any day that is not a Saturday, Sunday or other day on which banking institutions in Dover, Delaware are authorized or required by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 6.1 (Organization), Section 6.2 (Binding Obligation) and Section 6.5 (Brokers).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as well as any related sections of such statute, and any regulations promulgated thereunder or requirements of the United States Small Business Administration, the United States Department of Treasury or the Federal Reserve in connection therewith, in each case as any may be further amended, and the related Paycheck Protection Program and Healthcare Enhancement Act of 2020 and Paycheck Protection Program Flexibility Act of 2020, as may be amended.

“Closing Cash” means (a) all cash and cash equivalents (including bank account balances and marketable securities to the extent convertible to cash within 30 days) of the Companies and the Fabri-Kal Subsidiaries, including the amounts of any received but uncleared checks, drafts, transfers or wires issued to the Companies or any Fabri-Kal Subsidiary, less (b)

the amounts of any issued but uncleared (or other outstanding) checks, drafts, transfers or wires issued by the Companies or any Fabri-Kal Subsidiary, less (c) Restricted Cash, in each case, without giving effect to the transactions contemplated hereby, determined as of the Reference Time in accordance with the Balance Sheet Rules, provided that if any cash or cash equivalents that would otherwise be included in Closing Cash is used between the Reference Time and the Closing to (i) repay amounts that would otherwise be included in Repaid Indebtedness, Assumed Indebtedness or Companies Expenses if in existence between the Reference Time and the Closing (ii) pay off and terminate the obligation disclosed on Section 7.8 of the Disclosure Schedules, such cash shall be excluded from the definition of Closing Cash.

“Closing Working Capital” means the Working Capital, without giving effect to the transactions contemplated hereby, determined as of the Reference Time in accordance with the Balance Sheet Rules.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the Preamble.

“Companies Fundamental Representations” means the representations and warranties of the Companies contained in Section 5.1(a) (Organization and Qualification), Section 5.2 (Capitalization), Section 5.4 (Binding Obligation) and Section 5.22 (Brokers).

“Companies Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), equity or equity-based compensation, phantom equity, severance, employment, consulting, change-in-control, transaction, retention, stay bonus, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, profit sharing, pension, retirement, retiree medical, split -dollar life insurance, vacation and paid-time off, fringe benefit and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or service provider or former employee or service provider of the Companies or any Fabri-Kal Subsidiary (or any dependent or beneficiary of such employee or service provider) has any right to benefits or under which the Companies or Fabri-Kal Subsidiary has, had or may have any liability.

“Companies Service Provider” means each current or former employee, officer, director or independent contractor (who is a natural Person) of the Companies or any Fabri-Kal Subsidiary.

“Contract” means any legally binding contract, agreement, license, sublicense, lease, sublease, conditional sales contract, mortgage, sales or purchase order, commitment, arrangement, undertaking, or understanding.

“Controlled Group Liability” means any liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code incurred by Seller, the Companies or the Fabri-Kal Subsidiaries, including as a result of their ERISA Affiliates and including, with respect to any Multiemployer Plan, any withdrawal or other liability.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease, COVID-19 and any related strains or derivatives thereof.

“COVID-19 Measures” means any legally binding quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, guidelines, injunction or any other applicable Laws or directive by any Governmental Authority in connection with or in response to COVID-19.

“Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of November 30, 2016, as amended by and among the Seller, the Companies, the Fabri-Kal Subsidiaries and the Loan Parties.

“Credit Facility Payoff Amount” means the amounts of outstanding principal and accrued but unpaid interest, fees and other amounts payable (including prepayment penalties and breakage costs, if any) on the Closing Date under the Credit Facility.

“Current Assets” means, as of any date, the current assets of the Companies and the Fabri-Kal Subsidiaries, which current assets that include only the items specified on Exhibit A attached hereto under the heading “Current Assets” (as modified by the Balance Sheet Rules) and no other assets.

“Current Liabilities” means, as of any date, the current liabilities of the Companies and the Fabri-Kal Subsidiaries, which current liabilities shall include only the items specified on Exhibit A attached hereto under the heading “Current Liabilities” (as modified by the Balance Sheet Rules) and no other liabilities.

“Cybersecurity Incident” means unauthorized access to or use or corruption of an information technology system (including a ransomware attack), or the disclosure, use, corruption, or loss of personally identifiable information or trade secrets or confidential information.

“date hereof” and “date of this Agreement” means the date first written above.

“Deferred Payroll Tax Amount” means any obligations to pay employment, payroll, social security, unemployment insurance, withholding or similar Taxes that have been incurred but not paid as of the Closing as a result of an election by the Company or any of its Subsidiaries to defer such payment pursuant to Section 2302 of the CARES Act or state or local Law of similar import.

“Effect” has the meaning as set forth in the definition of Material Adverse Effect.

“Encumbrance” means, with respect to the Seller, the Companies and/or the Fabri-Kal Subsidiaries, as applicable, any and all liens, encumbrances, charges, mortgages, options, pledges, community or other marital property interest, licenses, occupancy agreements, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, covenants, equitable interest, lease, restrictions on transfer, security interests, hypothecations, easements, rights-of-way, defects in title or other encumbrances (whether absolute or contingent).

“Environmental Laws” means any applicable Law relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface, or subsurface strata); (b) the manufacture, processing, distribution, use, generation, labelling, treatment, storage, disposal, recycling, transport, or handling of any Hazardous Material, or (c) protection of natural resources or the environment, and shall include without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq.; the Clean Air Act, 42 U.S.C. Sec. 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sec 300 et seq.; the Rivers and Harbors Act, 33 U.S.C. Sec. 401 et seq.; the Emergency Planning and Community Right-to -Know Act of 1986, 42 U.S.C. Sec. 11001 et seq.; the California Safe Drinking Water and Enforcement of Act of 1986 (California Proposition 65); and the Oil Pollution Act of 1990, 33 U.S.C. Sec. 2701 et seq., together with all rules and regulations promulgated thereunder. The term “Environmental Law” shall also mean any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of any Hazardous Material.

“Environmental Permits” means any permit, approval, license or other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Companies or any of the Fabri-Kal Subsidiaries, is treated as a single employer under Section 414 of the Code and ERISA Section 4001(b)(1).

“Escrow Agent” means SRS Acquiom.

“Escrow Agreement” shall mean the escrow agreement in substantially the form attached hereto as Exhibit B.

“Fabri-Kal Subsidiaries” means 4124 Manchester Road, LLC, a Michigan limited liability company (“4124”) and Fabri-Kal Holdings, LLC, a Michigan limited liability company (“FKH”).

“Financial Statements” means (i) the audited consolidated balance sheet of the Seller and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related consolidated statements of income, comprehensive income/loss, changes in stockholders’ equity and cash flows of the Seller and its Subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2019 and (ii) the prepared consolidated balance sheet of the Seller and its Subsidiaries as of June 30, 2021 (the “Interim Balance Sheet”) and the related consolidated statements of income, comprehensive income/loss, changes in stockholders’ equity and cash flows of the Seller and its Subsidiaries for the six (6) month period ended June 30, 2021.

“Foundation” has the meaning set forth in Section 7.5(c).

“Fraud” means actual and intentional fraud under Delaware common law with respect to the making of any representation or warranty in Article 4, Article 5 or Article 6 of this Agreement, as applicable.

“ GAAP” means United States generally accepted accounting principles in effect as of December 31, 2020.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, commission or instrumentality of the United States of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court or tribunal of competent jurisdiction.

“Hazardous Material” means any material or substance that is regulated or classified as “hazardous,” “toxic,” “radioactive,” a “pollutant,” or “contaminant,” or words of similar meaning or effect under Environmental Law, including any asbestos, polychlorinated biphenyls, petroleum, petroleum byproducts or breakdown products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means any federal, state, local or foreign tax, charge, fee, impost, levy or other assessment which is based upon, measured by, or calculated with respect to net income or profits or gross receipts together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Indebtedness” means, of the Companies and the Fabri-Kal Subsidiaries, the aggregate amount (including the current portions thereof) without duplication, (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any performance bond, letter of credit, bankers’ acceptance, surety bond or similar facility but only to the extent drawn or called prior to Closing, (iv) all obligations under or pursuant to any capital leases (determined in accordance with GAAP) or classified as capital leases or finance leases in the Financial Statements, (v) “earn- out”, holdback, purchase price true-up obligations and other obligations for the deferred purchase price of property, goods, assets, securities or services (whether contingent or otherwise), in each case, calculated in accordance with the terms of applicable Contracts (vi) any obligations or Indebtedness of a third party that is secured by a Lien on the assets of the Companies or any Fabri-Kal Subsidiary, (vii) all net liabilities (on an aggregated basis across all such instruments) under any swap agreements or any other interest rate, currency, materials or other hedging agreements or arrangements, (viii) deferred liabilities or obligations related to, or arising in connection with, any COVID-19 Measures, including the Deferred Payroll Tax Amount, (ix) the amount of pension underfunding and liability in respect of post-retirement medical benefit obligations, in each case, determined as set forth on Section 1.1(a) of the Disclosure Schedule, (x) the amount of “banked” long- term vacation for Union employees, (xi) any unforgiven obligations under any PPP Loan or any other government loan assistance program, (xii) any declared but unpaid dividends, distributions or other amounts owed to the

Seller or its Affiliates, (xiii) all unpaid severance obligations (including the employer portion of any applicable payroll taxes), (xiv) guarantees with respect to any indebtedness of Seller of a type described in clauses (i) through (xiii) above, (xv) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (xiii) above, (xvi) for clauses (i) through (xv) above, all accrued or unpaid interest thereon, if any, and any prepayment penalties, breakage costs, and other termination fees associated with the repayment of such Indebtedness on the Closing Date, (xvii) other than Income Taxes reflected on any Tax Return described in Section 7.14, any unpaid Income Taxes of the Companies and the Fabri-Kal Subsidiaries for any Tax period ending on or prior to the Closing Date (net, but not below zero, of any offsets or reductions with respect to the Specified Tax Deductions, Tax refunds or overpayments of Tax and for the avoidance of doubt, the calculation of Income Taxes for purposes of this subclause (xvii) shall take into account net operating loss carryforwards of the Companies and the Fabri-Kal Subsidiaries to offset Income Taxes), and (xviii) fifty percent (50%) of the bonus compensation payable under that certain Bonus Letter Agreement by and between Fabri-Kal and Todd Rhodes, dated June 17, 2021 (plus fifty percent (50%) of the employer portion of any employment, payroll or similar Taxes with respect to such bonus compensation). For the avoidance of doubt, Indebtedness of the Companies and the Fabri-Kal Subsidiaries shall not include (A) any obligations under any performance bond, letter of credit, bankers’ acceptance, surety bond or other similar facility to the extent undrawn or uncalled as of immediately prior to the Closing, (B) any Indebtedness included in the calculation of Current Assets or Current Liabilities in the determination of Closing Working Capital, (C) any intercompany Indebtedness that is solely between or among the Companies and the Fabri-Kal Subsidiaries, (D) any Indebtedness incurred by Buyer and its Affiliates (and assumed by the Companies or any Fabri-Kal Subsidiary) on or before the Closing Date, or (E) Companies Expenses.

“Intellectual Property” means all patents, trademarks and service marks, trade names, logos, URLs, Internet domain names, and other identifiers of source or origin, copyrights, computer software programs, industrial designs, inventions, proprietary know-how, confidential business information, trade secrets and other intellectual property.

“Interim Balance Sheet” has the meaning as set forth in the definition of Financial Statements.

“Inventory Check” has the meaning set forth in Section 2.1(d).

“IRS” means the United States Internal Revenue Service.

“JPM Credit Card Facility” means the credit card facility entered into by Fabri-Kal with JPMorgan Chase Bank, N.A., dated May 1, 2019 as amended, modified or otherwise supplemented from time to time.

“Knowledge of the Buyer” or any similar phrase means the actual knowledge, after inquiry of direct reports, of Michael Ragen.

“Knowledge of the Companies ”, “Knowledge of the Seller” or any similar phrase means the actual knowledge, after inquiry of direct reports, of the individuals listed on Section 1.1(b) of the Disclosure Schedule.

“Law(s)” shall mean any statute, regulation, code, ordinance, policy, rule, order or decree of any Governmental Authority.

“Loan Parties” shall mean, collectively, the five bank syndicate comprised of JPMorgan Chase Bank, N.A. (Administrative Agent), PNC Bank, N.A. (Syndication Agent), BMO Harris Bank, Chemical Bank and Old National Bank.

“ Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other Software designed to or able to, without the knowledge and authorization of the Companies or the Fabri-Kal Subsidiaries, disrupt, disable, harm, interfere with the operation of or install itself within or on any software or hardware, including network memory.

“Material Adverse Effect” means any change, event, circumstance, effect, development, condition or occurrence (each, an “ Effect”) which, individually or together with any other Effects, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of the Companies and the Fabri-Kal Subsidiaries, taken as a whole, or (b) the ability of Seller or the Companies to consummate the transactions contemplated by this Agreement; provided, however, that no Effect resulting from or arising out of any of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a “Material Adverse Effect” under clause (a): (i) Effects that generally affect the food and beverage packaging industry generally (including legal and regulatory changes) or seasonal fluctuations in the business of the Companies and the Fabri-Kal Subsidiaries, (ii) Effects arising from general regulatory or political conditions at the national, international or foreign or domestic regional level, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto, (iii) Effects generally affecting financial, credit or capital markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates, (iv) Effects caused by or resulting from an outbreak or escalation of hostilities, acts of terrorism, military action, or other national or international calamity, crisis or emergency, an act of God, flood, hurricane, earthquake or other natural disaster, any epidemics, pandemics, disease outbreaks, or other public health emergencies or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, (v) Effects arising from changes in GAAP or Laws or the official interpretation or enforcement thereof, (vi) Effects resulting from the announcement of (x) the execution of this Agreement, (y) the transactions contemplated hereby, or (z) the Parties hereto, including any actual or potential loss or impairment after the date hereof of any customer, supplier, landlord, partner, employee or other business relation resulting from such announcement, (vii) Effects resulting from compliance with the terms and conditions of this Agreement by Seller, the Companies or the Fabri-Kal Subsidiaries, (viii) the failure of the Companies to meet any internal or industry business plans, estimates, expectations, forecasts, projections or budgets for any period (but not the Effects underlying such failure to the extent such Effects are not otherwise excluded pursuant to this proviso), or (ix) the enactment of or reasonably proportionate compliance with COVID Measures, except that “Material Adverse Effect” shall include any Effects arising out of or attributable to the matters described in clauses (i) through (ix) above to the extent the Companies and the Fabri-Kal Subsidiaries, taken as a whole, are disproportionately affected relative to other participants in the food and beverage packaging industry.

“Party” or “Parties” means each or all of the Companies, Seller and Buyer.

“Permitted Encumbrances” means (i) Encumbrances securing the obligations of the Companies and the Fabri-Kal Subsidiaries under the Credit Facility (which Encumbrances shall be removed on the Closing Date); (ii) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been reflected on the Financial Statements in accordance with GAAP; (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Companies and the Fabri-Kal Subsidiaries which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been reflected on the Financial Statements in accordance with GAAP; (iv) Encumbrances relating to the transferability of securities under applicable securities Laws; (v) Encumbrances securing rental payments under capitalized leases; (vi) Encumbrances that arise under building codes or zoning, land use and other similar Laws; (vii) imperfections or defects of title, easements, covenants, rights -of-way and other Encumbrances, whether recorded or referred to in an applicable lease, that do not materially detract from the current use of the applicable Real Property and which do not materially impair business operations or the use of such properties as currently conducted; (viii) in the case of the Real Property, leases or subleases to third parties, to the extent listed in Section 5.18(b) of the Disclosure Schedule; (ix) in the case of the Leased Real Property, any Encumbrance to which the fee simple interest (or any superior leasehold interest) is subject that does not materially detract from the current use of the applicable Real Property and which does not materially impair business operations or the use of such properties as currently conducted or used; (x) the Encumbrances set forth in Section 1.1(c) of the Disclosure Schedule; and (xi) other Encumbrances on properties, rights or assets arising in the ordinary course of business and which do not materially impair business operations or the use of such properties, rights or assets as currently conducted or used.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, companies (including any limited liability company or joint stock Companies), association, organization, entity or Governmental Authority.

“PPP Loan” means a loan issued pursuant to the Paycheck Protection Program administered by the U.S. Small Business Administration.

“Reference Time” means 11:59 p.m. Eastern Time, on the day immediately prior to the Closing Date.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Related Party” has the meaning set forth in Section 5.20.

“Released Persons” has the meaning set forth in Section 11.12.

“Repaid Indebtedness” means, as of immediately prior to the Closing, any Indebtedness described in clauses (i), (ii), (vi), (vii), (xiv), (xv) or (xvi) of the definition of Indebtedness (in the case of clauses (xiv), (xv) and (xvi) of the definition of Indebtedness, to the extent applicable to clauses (i), (ii), (vi), (vii) and (xiv) of the definition of Indebtedness), including, without limitation, the Credit Facility Payoff Amount and any amounts payable in connection with the termination and/or settlement of any swap agreements or other interest rate, currency, materials or other hedging agreements or arrangements entered into in connection with the Credit Facility.

“Representatives” means, with respect to any Person, any director, officer, manager, agent, employee, general partner, limited partner, member, stockholder, advisor or representative of such Person.

“Restricted Cash” means any cash which is not freely usable because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction; provided, however, Restricted Cash shall not include cash collateralized pursuant to (i) the Sentry Letter of Credit, or (ii) the JPM Credit Card Facility (for the avoidance of doubt, such cash, to the extent not subject to a pending claim by Sentry or JPM, as applicable, as of the Reference Time, shall be included in Closing Cash).

“Sample Calculation” has the meaning set forth in Exhibit A.

“Seller Fundamental Representations” means the representations and warranties of Seller contained in Section 4.1 (Organization), Section 4.2 (Binding Obligation), Section 4.4 (Seller Shareholders’ Agreement), Section 4.6 (The Ownership Interests) and Section 4.9 (Brokers).

“Seller” has the meaning set forth in the Preamble.

“Seller Shareholders’ Agreement” means the Stock Purchase Agreement made effective as of January 1, 2015, by and among the Seller and the shareholders named therein.

“Sentry Letter of Credit” means the $300,000 letter of credit, entered into by Fabri-Kal with JPMorgan Chase Bank, N.A. and issued on behalf of Sentry Insurance, dated February 25, 2005, as amended, modified or otherwise supplemented from time to time.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debts (including contingent liabilities) does not exceed the reasonable market value of such Person’s present assets, (ii) such Person’s capital is not unreasonably small in relation to the operation of its business as contemplated on the Closing Date, and (iii) such Person has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Tax Deductions” means, without duplication, for Income Tax purposes, with respect to the Companies and the Fabri-Kal Subsidiaries, (i) the deductible portion of all Companies Expenses (provided, however, that for this purpose, the Companies and the Fabri-Kal Subsidiaries shall be deemed to have elected to treat seventy percent (70%) of the amount of any success-based fee as an amount that does not facilitate the transaction pursuant to the safe harbor in Revenue Procedure 2011-29), (ii) all deductions for compensation or other deductible expenses attributable to payments by the Companies or any Fabri-Kal Subsidiary to, or the vesting of any interest (incentive or otherwise), or other incentive equity or payment right held by, any employee, former employee, or service provider resulting from or related to the transactions contemplated by this Agreement that are Companies Expenses, (iii) the employer portion of the amount of any employment, payroll or similar Taxes with respect to amounts set forth in clause (ii), (iv) all deductions resulting from the repayment of any Indebtedness or other obligations in connection with the transactions contemplated by this Agreement (for the avoidance of doubt, including the Repaid Indebtedness), including any deductions for the capitalized and unamortized portion of any financing fees or expenses of the Companies or any Fabri-Kal Subsidiary, and (v) all deductions attributable to any other fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement by or on behalf of the Companies or any Fabri-Kal Subsidiary.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability companies, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or non-voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Tax” or “Taxes ” means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule, attachment or amendment thereto.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Union” means labor union, works council or other employee representative body.

“Vulnerability” means a flaw or weakness in an information technology system that can be exploited by a bad actor to cause a Cybersecurity Incident.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission undertaken or omitted by the breaching Party, with actual knowledge that such party’s act or failure to act would be reasonably likely to result in or constitute a breach of this Agreement including the failure to cause the Closing to occur as and when required by Section 3.1.

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date, in each case as expressly set forth on the Sample Calculation and determined in accordance with the Balance Sheet Rules.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Closing Working Capital exceeds the Working Capital Target.

“Working Capital Target” means the amount set forth on Section 1.1(d) of the Disclosure Schedule.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Working Capital Target exceeds the Closing Working Capital.

1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
Accounting Firm	2.3(b)
Affiliate Contract	5.20
Agreement	Preamble
Buyer Adjustment Amount	2.3(d)(ii)(A)
Buyer Related Parties	10.3(e)
Clark Hill	7.10
Closing	3.1
Closing Date	3.1
Collective Bargaining Agreement	5.10(h)
Confidentiality Agreement	7.2(b)
Companies Expenses	11.2
D&O Indemnified Parties	7.7(a)
Disclosure Schedule	4
Disputed Item	2.3(b)
Effective Time	3.1
Equitable Exceptions	4.2

Term	Section
ERISA Pension Plans	5.14(h)
Escrow Account	2.2(d)
Escrow Amount	2.2(d)
Estimated Purchase Price	2.1(a)
Estimated Statement	2.1(c)
Evaluation Material	7.2(b)
Final Purchase Price	2.1(a)
Insurance Policies	5.17
IT Systems	5.8(e)
Governmental Orders	5.11(b)
Leases	5.18
Leased Real Property	5.18
Material Contracts	5.10
Multiemployer Plan	5.14(c)
Notice of Disagreement	2.3(b)
Owned IP	5.8(a)
Owned Real Property	5.18
Ownership Interests	Recitals
Permits	5.12(f)
R&W Insurance Policy	6.11
Real Property	5.18
Registered IP	5.8(a)
Related Parties	11.18
Repaid Indebtedness Payoff Letters	2.2(b)
Securities Act	6.10
Seller Adjustment Amount	2.3(d)(i)(A)
Seller Parties	7.10
Significant Customer	5.10(b)
Significant Supplier	5.10(a)
Statement	2.3(a)
Tax Asset	7.13
Tax Reduction Schedule	7.13
Termination Date	10.1(d)
Termination Fee	10.3(a)
Third Party Consents	7.13
Third Party Leases	5.18
Transfer Taxes	11.16
WARN Act..	5.5(d)

1.3       Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the word “or” shall mean “and/or”;

(c) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) references herein to a specific Section, Subsection, Recital, Disclosure Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Disclosure Schedule or Exhibits of this Agreement;

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j) references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(k) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(l) any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(m) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(n) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(o) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(p) the phrases “made available”, “furnished” or “provided” mean made available to Buyer in the online data room established for “Project Envy” not less than one (1) Business Day prior to the date of this Agreement.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2

CALCULATION OF PURCHASE PRICE AND PAYMENT

2.1       Purchase and Sale of the Ownership Interests .

(a) The “Estimated Purchase Price” shall be calculated using the amounts set forth in Section 2.1(c) and shall be equal to:

(i)	$380,000,000,

(ii)	plus the Working Capital Overage, if any,

(iii)	plus Closing Cash;

(iv)	minus the sum of:

(A)	the amount of the Repaid Indebtedness;

(B)	the amount of the Assumed Indebtedness;

(C)	the amount of Companies Expenses; and

(D)	the Working Capital Underage.

The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.3 hereof (the Estimated Purchase Price as adjusted in accordance with Section 2.3, the “Final Purchase Price”) and paid as provided in this Agreement.

(b) At the Closing provided for in Article 3, upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest in the Ownership Interests, free and clear of any Encumbrances, other than those arising from acts of Buyer or its Affiliates and Encumbrances on transfer imposed under applicable securities Laws.

(c) Not less than three (3) Business Days prior to the Closing Date (and, in any event, no later than 10:00 am Eastern Time on such delivery date), the Seller shall deliver to Buyer a statement (the “Estimated Statement”) setting forth the Sellers’s good faith estimate, including reasonable supporting documentation and the calculations showing the basis for such estimates in reasonable detail, of (i) Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, (ii) Closing Cash, (iii) the amount of the Repaid Indebtedness and the Assumed Indebtedness, (iv) the Companies Expenses and (v) the Estimated

Purchase Price calculated in accordance with Section 2.1(a), in each case of the foregoing clauses (i), (ii) and (iii), prepared in accordance with the Balance Sheet Rules. The Seller will promptly (and, in any event, within 24 hours of such request) respond to requests of Buyer or its Representatives for additional supporting information and reasonably and in good faith consider any queries of Buyer or its Representatives, or any comments, if any, with respect to the computation of any of the items set forth in the Estimated Statement prior to the Closing; provided, that, any related dispute shall not delay or prevent the Closing unless the Seller and Buyer otherwise agree, and the amounts set forth in the Estimated Statement shall be used for the purpose of Closing (it being understood that Buyer shall not be prejudiced in raising, or lose any right to raise, any issues, objections, changes or judgments in its calculations following the Closing).

(d) During the weekend and/or non-Business Days immediately prior to the Closing Date, representatives of Seller and Buyer shall jointly carry out and observe a full physical inventory check (including crib parts inventory and stock-keeping units) at each of the locations in which the physical inventory of the Companies and/or the Fabri-Kal Subsidiaries are retained (the “Inventory Check”). The quantities determined from the Inventory Check shall be adjusted for shipping and receiving activity occurring after the Inventory Check and immediately prior to the Reference Time and, as adjusted, shall be the conclusive and final inventory count used to calculate inventory for the purposes of the calculation of Closing Working Capital. The value of the inventory determined pursuant to the Inventory Check shall be valued at the lower of cost or net realizable value determined in accordance with GAAP. Seller, Buyer and the Companies shall cooperate with one another in good faith in order to carry out the Inventory Check in the manner contemplated herein.

2.2 Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the Parties:

(a) Buyer shall pay to Seller by wire transfer of immediately available funds to a bank account designated in writing by Seller (such designation to be made at least three (3) Business Days prior to the Closing Date), the Estimated Purchase Price less the Escrow Amount.

(b) Seller shall (i) deliver to Buyer termination and payoff letter(s) for the Repaid Indebtedness in form and substance reasonably satisfactory to Buyer (the “Repaid Indebtedness Payoff Letters”) (drafts of which must be provided to Buyer no less than five (5) Business Days prior to the Closing Date) and (ii) cause any Encumbrances in connection with the Repaid Indebtedness to be removed (with evidence of the same, such as UCC termination statements, to be provided to Buyer at or as soon as reasonably practicable following the Closing).

(c) Buyer shall pay, or cause to be paid, on behalf of Seller and/or the Companies, as applicable, by wire transfer of immediately available funds to such bank account(s) designated in writing by Seller (such designation to be made not less than three (3) Business Days prior to the Closing Date) the Repaid Indebtedness to the applicable lender(s) in accordance with the Repaid Indebtedness Payoff Letters.

(d) Buyer shall deliver to Escrow Agent, for deposit in an escrow account (the “Escrow Account”), the amount set forth on Section 2.2(d) of the Disclosure Schedule (the “Escrow Amount”), to be held by the Escrow Agent in the Escrow Account and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and the applicable provisions of this Agreement.

(e) Buyer shall pay, or cause to be paid, on behalf of the Seller and/or the Companies, as applicable, by wire transfer of immediately available funds to such bank account(s) designated in writing by the Companies (such designation to be made not less than three (3) Business Days prior to the Closing Date) the Companies Expenses.

2.3       Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Statement”), setting forth Buyer’s good faith determination of (i) Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, (ii) Closing Cash, (iii) the amount of Assumed Indebtedness, (iv) the Companies Expenses, and (v) the Estimated Purchase Price calculated in accordance with Section 2.1(a), using the amounts of Working Capital Overage or Working Capital Underage, Closing Cash, Assumed Indebtedness and the Companies Expenses as set forth in the Statement, as applicable, instead of the estimated amounts for each such item used in the Estimated Statement, in each case of the foregoing clauses (i) and (ii) and (iii), prepared in accordance with the Balance Sheet Rules. Buyer shall not amend, supplement or modify the Statement following its delivery to Seller. Buyer and Seller acknowledge that no adjustments shall be made to the Working Capital Target.

(b) The Statement shall become final and binding upon the Parties on the sixtieth (60th) day following the date on which the Statement was delivered to Seller, unless Seller delivers a written notice of its disagreement with the Statement, which shall set forth in reasonable detail the nature and amount of each item that the Seller disputes and a reasonably detailed explanation of the reasons for such disagreement (a “Notice of Disagreement”) to Buyer prior to such date. If a Notice of Disagreement is received by Buyer within such 60-day period, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Buyer on the earlier of (A) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the fourteen (14) day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such fourteen (14)-day period Seller and Buyer have not resolved in writing the matters specified in the Notice of Disagreement, Seller and Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for resolution in accordance with the standards set forth in this Section 2.3 those matters that remain in dispute and corresponding numerical positions, as the same may be revised from those contained in the Statement or Notice of Disagreement (each, a “Disputed Item”). The Accounting Firm shall be such nationally recognized independent public accounting firm as shall be agreed upon by Seller and Buyer in writing. Seller and Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to correcting mathematical errors and determining whether the items in dispute were determined in accordance with the Balance Sheet Rules, and the Accounting Firm is not to make any other determination, including any determination as to whether the Working Capital Target is correct. The Accounting Firm’s decision shall be based solely on written submissions by Seller and Buyer and their respective Representatives and not by independent review and shall be final and binding on all of the Parties. Seller and Buyer shall not engage in any ex parte communication with the Accounting Firm. The Accounting Firm may not assign a value greater than the greatest value for such Disputed Item claimed by either Party or smaller than the smallest value for such Disputed Item claimed by either Party. Buyer and Sellers agree that the Accounting Firm’s determination under this Section 2.3(b) shall be enforceable as an arbitral award, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3 shall be borne pro rata as between Seller, on the one hand, and Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the Disputed Items weighted in relation to the claims made by Seller, on the one hand, and Buyer, on the other hand, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses.

(c) The Final Purchase Price shall be calculated in accordance with Section 2.1(a), using the amounts of Working Capital Overage or Working Capital Underage, Closing Cash, Assumed Indebtedness and the Companies Expenses, in each case as finally agreed or determined in accordance with Section 2.3(b).

(d) No later than five (5) Business Days after the Final Purchase Price is determined:

(i) If the Final Purchase Price as determined pursuant to the foregoing clause (c) exceeds the Estimated Purchase Price:

(A) the purchase price shall be increased (any such increase, the “Seller Adjustment Amount ”) by the lesser of (i) an amount equal to the Escrow Amount and (ii) such amount of excess;

(B) Buyer shall make payment of the Seller Adjustment Amount by wire transfer of immediately available funds to Seller to account(s) directed by Seller in writing, and

(C) Buyer and Seller shall provide a joint written instruction to the Escrow Agent to release the Escrow Amount to Seller.

(ii) If the Estimated Purchase Price exceeds the Final Purchase Price as determined pursuant to the foregoing clause (c):

(A) the purchase price shall be decreased (any such decrease, the “Buyer Adjustment Amount”) by the lesser of (x) such amount of excess and (y) the Escrow Amount; and

(B) Buyer and Seller shall provide joint written instructions to the Escrow Agent to release Buyer Adjustment Amount to Buyer solely and exclusively from the Escrow Account (up to a maximum amount equal to the then remaining Escrow Amount) and to release any portion of the Escrow Amount remaining following such payment to Seller to account(s) designated by Seller in writing.

Upon payment of the amounts provided in this Section 2.3(d), none of the Parties may make or assert any claim under this Section 2.3.

(e) No actions taken by Buyer on its own behalf or on behalf of the Companies, on or following the Closing Date in relation to any internal restructuring, corporate reorganization or other similar initiative shall be given effect for purposes of determining the Closing Working Capital, Closing Cash, Assumed Indebtedness or Companies Expenses. During the period of time from and after the Closing Date through the final determination and payment of Closing Working Capital, Closing Cash, Assumed Indebtedness and Companies Expenses in accordance with this Section 2.3, Buyer shall afford, and shall cause the Companies and each Fabri-Kal Subsidiary to afford, to Seller and any accountants, counsel or financial advisers retained by Seller in connection with the review of the Statement in accordance with this Section 2.3, reasonable access to the relevant books, Representatives (including the Companies’ accountants) and records of the Companies and such Representatives (including the work papers of the Companies’ accountants), used in the preparation of the Statement and Buyer’s determination of Closing Working Capital, Closing Cash, Assumed Indebtedness and Companies Expenses in accordance with this Section 2.3 ; provided, however, that to the extent that any work papers or similar documents prepared by accountants of the Companies or any Fabri-Kal Subsidiary are requested, Seller shall execute and deliver any non -reliance or other agreements as may be requested by such accountants prior to receiving such information; and provided, further, that the Companies or the Fabri-Kal Subsidiaries shall not be obligated to provide any information subject to attorney-client privilege, attorney work product protection or other similar protection.

2.4 Withholding. Buyer and Escrow Agent and any other applicable withholding agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to this Agreement or the Escrow Agreement any withholding Taxes or other amounts required under the Code or any applicable Laws to be deducted and withheld. To the extent that any Person believes withholding is required, such Person shall, use commercially reasonable efforts to provide advance written notice of such potential requirement along with any information and documentation not less than three (3) Business Days prior to any withholding (other than for any deduction or withholding on account of Seller’ failure to provide the certification required under Section 7.11) and the opportunity to provide such forms or other documentation that would reduce or eliminate any such potential deduction and withholding. Buyer, the Companies and each Fabri-Kal Subsidiary shall cooperate as reasonably requested by Seller to obtain any available reduction of or relief from such deduction or withholding. To the extent that any such amounts are so deducted or withheld, such amounts will be remitted to the applicable Governmental Authority and treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made. Any amounts payable pursuant to or as contemplated by this Agreement that are compensatory in nature shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable, and the foregoing provisions of this Section 2.4 shall not apply to such amounts (other than the first sentence of this Section 2.4, which shall apply to such amounts).

2.5 Allocation of Purchase Price for Tax Purposes. Buyer and Seller shall allocate the Final Purchase Price (and amounts treated as purchase price for U.S. federal and state income Tax purposes) consistent with the allocation set forth in Exhibit C (the “Allocation”). For U.S. federal and state income Tax purposes, the transactions contemplated hereunder shall be treated as a purchase of one hundred percent (100%) of the assets of the Companies and the Fabri-Kal Subsidiaries. Buyer, Seller, the Companies, and the Fabri -Kal Subsidiaries shall file (or cause to be field) all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with this Section 2.5.

ARTICLE 3

THE CLOSING

3.1 Closing; Closing Date. Unless this Agreement is earlier terminated pursuant to Section 10.1, the closing of the sale and purchase of the Ownership Interests contemplated hereby (the “Closing”) shall take place at the offices of Clark Hill PLC, 151 S. Old Woodward Avenue, Suite 200, Birmingham, Michigan 48009, at 10:00 a.m. local time, or by exchange of appropriate documentation between the Parties (via overnight delivery, facsimile, electronic transmission and other similar means for exchanging documentation), on the third (3rd) Business Day after the date that all of the conditions to the Closing set forth in Articles 8 and 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at such time) shall have been satisfied or waived by the Party entitled to waive the same, or at such other time, place and date that Seller and Buyer may agree in writing (the “Effective Time”); provided, that , if the Closing would occur as provided above, Buyer shall have the right, upon notice to Seller, to elect to delay the Closing (subject to the continued satisfaction or waiver of conditions as provided above) until September 30, 2021. The date upon which the Closing occurs is referred to herein as the “Closing Date”.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller and the Companies to Buyer on the date hereof concurrently with the execution of this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Buyer as of the date hereof and (other than with respect to any representation expressly only made as of the date hereof) as of the Closing Date as follows:

4.1 Organization . Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan..

4.2 Binding Obligations. Seller has all requisite authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize the execution and delivery and performance of this Agreement by Seller. This Agreement has been duly executed and delivered by Seller and assuming that this Agreement constitutes the legal, valid and binding obligations of Buyer and the Companies, constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (collectively, the “Equitable Exceptions”).

4.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller and performance by Seller of its obligations hereunder (i) do not result in any violation of the organizational documents of Seller, including the Seller Shareholders’ Agreement; (ii) except as set forth in Section 4.3 of the Disclosure Schedule, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with or without notice or lapse of time or both, would constitute a default under), or result in the termination, modification, cancellation, acceleration or loss of any material benefit to which the Companies and/or the Fabri- Kal Subsidiaries are entitled under, any material agreement or instrument to which Seller is a party or by which Seller is bound or to which Seller’s properties are subject; (iii) do not violate any existing applicable Law, judgment, order, decree or other restriction of any Governmental Authority having jurisdiction over Seller or any of Seller’s properties, or (iv) result in the creation or imposition of any Encumbrance on the Ownership Interests or any property or asset of the Companies or the Fabri-Kal Subsidiaries, except for any Permitted Encumbrances; other than, in the case of the foregoing clauses (ii) or (iii), as would not, individually or in the aggregate, materially impair Seller’s ability to consummate the transactions contemplated hereby.

4.4 Seller Shareholders’ Agreement. All necessary approvals, consents, authorizations or waivers required pursuant to the Seller Shareholders’ Agreement in order to enter into this Agreement and consummate the transactions contemplated hereby have been duly obtained in accordance with the terms of the Seller Shareholders’ Agreement. No Shareholder or former Shareholder (as that term is defined in the Seller Shareholders’ Agreement) or other Person, is, or following the Closing shall be, entitled to receive any “claw back” consideration pursuant to Section 10 of the Seller Shareholders’ Agreement as a result of the consummation of the transactions contemplated hereby, and no Person otherwise has, or following the Closing will have, any claim for payment from Buyer or any of its Affiliates (including, following the Closing, the Companies or the Fabri-Kal Subsidiaries) arising pursuant to the Seller Shareholders’ Agreement or any similar agreement among current or former equityholders of Seller.

4.5 No Governmental Authorization Required. Except for applicable requirements of Antitrust Laws or as otherwise set forth in Section 4.5 of the Disclosure

Schedule, no authorization, consent, order or approval or other action by, and no notice to or filing, declaration or registration with, any Governmental Authority will be required to be obtained or made by Seller in connection with the due execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby; other than authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, materially impair Seller’s ability to consummate the transactions contemplated hereby.

4.6 The Ownership Interests. Seller is the sole record owner of the Ownership Interests. Seller has good and valid title to such Ownership Interests, free and clear of all Encumbrances, except (i) Permitted Encumbrances against the Ownership Interests all of which (except for Permitted Encumbrances set forth in clause (iv) of the definition thereof) will be discharged on or prior to the Closing Date, and (ii) Encumbrances created by Buyer or its Affiliates. Assuming Buyer has the requisite power and authority to be the lawful owner of the Ownership Interests owned by Seller, upon delivery and transfer of such Ownership Interests to Buyer at the Closing, and upon receipt of the Estimated Purchase Price pursuant to Section 2.2, good and valid title to the Ownership Interests will pass to Buyer, free and clear of any Encumbrances, other than those created by Buyer or its Affiliates and Encumbrances on transfer imposed under applicable securities Laws.

4.7 No Assets or Liabilities. Other than as set forth on Section 4.7 of the Disclosure Schedule, neither Seller nor its Affiliates (excluding the Companies and the Fabri-Kal Subsidiaries) have any operations, employees, expenses, assets or liabilities and are not a party to any Contracts, instruments or arrangements, in each case, used in or otherwise necessary or incidental to the operation of the business of the Companies and the Fabri-Kal Subsidiaries as conducted on the date hereof.

4.8 Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Seller, threatened against Seller or any material portion of its properties of assets which seeks to prevent the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to materially impair Seller’s ability to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

4.9 Brokers. Except as set forth in Section 5.22 of the Disclosure Schedule, no broker, finder, agent, investment banker, financial advisor or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent, investment banker, financial advisor or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Seller or any action taken by Seller.

4.10 Subchapter S-Corporation. Seller is and has been at all times since January 1st, 2015 a validly electing S-corporation within the meaning of Section 1361 and Section 1362 of the Code.

4.11  Exclusivity of Representations.

(a) The representations and warranties made by Seller in this Agreement and any other document, agreement, instrument or certificate delivered pursuant to this Agreement are the exclusive representations and warranties made by Seller with respect to the subject matter hereof. Seller hereby disclaims any other express or implied representations or warranties. Without limiting any representation and warranty in this Article 4, Seller is not, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of the Companies or any Fabri-Kal Subsidiary..

(b) Seller hereby acknowledges that, except for the specific representations and warranties in Article 6 of this Agreement and any other document, agreement, instrument or certificate delivered pursuant to this Agreement, they are not relying upon any representation or warranty of Buyer or any Affiliate, officer, director, employee, agent or advisor thereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Except as set forth in the Disclosure Schedule, the Companies hereby represent and warrant to Buyer as of the date hereof and (other than with respect to any representation expressly only made as of the date hereof) as of the Closing Date as follows:

5.1 Organization and Qualification. The Companies are corporations or limited liability companies duly formed, validly existing and in good standing under the Laws of the State of Michigan. Each Fabri-Kal Subsidiary is duly formed, validly existing and in good standing under the Laws of the state of Michigan. The Companies and each Fabri -Kal Subsidiary have all requisite organizational power and authority to own, lease, license, use and operate their respective properties and assets and carry on their business as presently owned or conducted. The Companies and each Fabri-Kal Subsidiary are qualified, licensed or registered to transact business as a foreign business entity and are in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration. The Companies have made available to Buyer complete and correct copies of the Companies’ and Fabri-Kal Subsidiaries’ certificate of incorporation and bylaws or comparable organizational and governing documents, as in effect on or amended to the date hereof.

5.2 Capitalization. As of the date hereof, Section 5.2(a) of the Disclosure Schedule sets forth a complete and accurate list of the issued and outstanding equity securities of the Companies and Fabri-Kal Subsidiaries. As of the date hereof, except as set forth in Section 5.2(a) of the Disclosure Schedule, there are no other equity securities of the Companies or the Fabri-Kal Subsidiaries authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, calls or commitments of any character whatsoever, relating to the equity securities of the Companies or the Fabri-Kal Subsidiaries, to which the Seller, the Companies or the Fabri-Kal Subsidiaries are parties or are bound requiring the issuance, delivery or sale of equity securities (or securities convertible into equity securities) of the Companies or the Fabri-Kal

Subsidiaries or that otherwise give any Person the right to receive any profits of the Companies and/or the Fabri-Kal Subsidiaries or any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity securities of the Companies and/or any Fabri-Kal Subsidiary. There are no outstanding or authorized membership appreciation, phantom membership, profit participation, equity or equity-based or similar rights with respect to the equity securities of the Companies or the Fabri- Kal Subsidiaries to which the Seller, the Companies or the Fabri-Kal Subsidiaries are parties or are bound. The Companies and the Fabri-Kal Subsidiaries have no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity owners of the Companies and the Fabri-Kal Subsidiaries on any matter. There are no Contracts to which the Seller, the Companies or the Fabri -Kal Subsidiaries are parties or by which they are bound to (i) repurchase, redeem or otherwise acquire any equity securities of the Companies or the Fabri-Kal Subsidiaries or (ii) vote or dispose of any equity securities of the Companies or the Fabri-Kal Subsidiaries. There are no irrevocable proxies and no voting agreements, stockholder agreements or other agreements or understandings in effect or to be in effect with respect to any equity securities of the Companies or the Fabri-Kal Subsidiaries.

5.3 No Other Equity Interests. None of the Companies or the Fabri-Kal Subsidiaries own, directly or indirectly, any equity securities of any kind, or equity ownership or voting interest in, any Person (other than a Fabri-Kal Subsidiary).

5.4 Binding Obligation. The Companies have all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the Companies and the Fabri-Kal Subsidiaries and no other corporate or company proceedings on the part of the Companies or the Fabri-Kal Subsidiaries is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Companies and, assuming that this Agreement constitutes the legal, valid and binding obligation of Buyer, constitutes the legal, valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Companies and performance by the Companies of its obligations hereunder (i) does not result in any material violation of the Articles of Incorporation, Articles of Organization, bylaws, or operating agreements (or other comparable organizational documents) of the Companies or the Fabri-Kal Subsidiaries; (ii) except as set forth in Section 5.5 of the Disclosure Schedule, does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with or without notice or lapse of time or both, would constitute a default under), or result in the termination, modification, cancellation, acceleration or loss of any material benefit to which the Companies and/or the Fabri-Kal Subsidiaries are entitled under, any Material Contract; (iii) does not violate any existing applicable Law, judgment, order, decree or other restriction of any Governmental Authority having jurisdiction over the Companies, the Fabri-Kal Subsidiaries or any of their respective assets or properties; or (iv) result in the creation or imposition of any Encumbrance on any property or asset of the Companies or the Fabri-Kal Subsidiaries, except for any Permitted Encumbrances; other than in the case of the foregoing clauses (ii) or (iii), as would not, individually or in the aggregate, reasonably be expected to be material to the Companies and the Fabri-Kal Subsidiaries, taken as a whole.

5.6 No Governmental Authorization Required. Except for applicable requirements of Antitrust Laws or as otherwise set forth in Section 5.6 of the Disclosure Schedule, no authorization, consent, order or approval or other action by, and no notice to or filing, declaration or registration with, any Governmental Authority will be required to be obtained or made by the Companies or the Fabri-Kal Subsidiaries in connection with the due execution, delivery and performance by the Companies of this Agreement and the consummation by the Companies of the transactions contemplated hereby; other than any authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Companies and the Fabri- Kal Subsidiaries, taken as a whole or materially impair the Companies’ ability to consummate the transactions contemplated hereby.

5.7 Financial Statements.

(a) Except as otherwise set forth in Section 5.7(a) of the Disclosure Schedule, the consolidated balance sheets included in the Financial Statements fairly present, in all material respects, the consolidated financial position of the Seller, the Companies and the Fabri-Kal Subsidiaries as of the date thereof, and the other related consolidated statements included in the Financial Statements fairly present, in all material respects, the results of the combined operations of the Seller, the Companies and the Fabri-Kal Subsidiaries for the periods indicated, in each case in accordance with GAAP applied on a consistent basis, except for in the case of statements referenced in clause (ii) of the definition of Financial Statements, the absence of footnotes which would not materially differ from those presented in the December 31, 2020 audited financial statements of the Seller and its Subsidiaries, and normal and recurring year-end adjustments which are not material individually or in the aggregate. The Financial Statements have been prepared from the books and records of the Seller, the Companies and the Fabri-Kal Subsidiaries and have been prepared in accordance with GAAP consistently applied.

(b) Except (i) as set forth in Section 5.7(b) of the Disclosure Schedule or as specifically and adequately reflected or reserved against in the Interim Balance Sheet, (ii) for liabilities incurred in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation), consistent with past practice, since the date of the Interim Balance Sheet and (iii) as would not, individually or in the aggregate, be or reasonably be expected to be material to the Companies and the Fabri-Kal Subsidiaries, taken as a whole, none of the Companies or the Fabri -Kal Subsidiaries have any liabilities and obligations, (whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent) of a type that are required by GAAP to be reflected or reserved against in a consolidated balance sheet (or the notes thereto) of the Companies and the Fabri-Kal Subsidiaries.

(c) All notes and accounts receivable of the Companies and the Fabri-Kal Subsidiaries are reflected properly and adequately reserved on the books and records of the

Companies and/or the Fabri-Kal Subsidiaries, as appropriate, are valid, have arisen from bona fide transactions in the ordinary course of business, and to the Knowledge of the Companies, are not subject to any defense or offset, except as otherwise provided by Contract.

(d) Seller, the Companies and the Fabri-Kal Subsidiaries have devised and maintained systems of internal accounting controls with respect to the Companies and the Fabri-Kal Subsidiaries sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

5.8  Intellectual Property.

(a) Section 5.8(a) of the Disclosure Schedule sets forth all Intellectual Property owned or purported to be owned by the Companies or the Fabri-Kal Subsidiaries (“Owned IP”) that is registered, issued or subject to a pending application for registration or issuance in the United States Patent and Trademark Office, the United States Copyright Office or with a domain name registrar (“Registered IP”). All Owned IP is valid, enforceable and owned exclusively by the Companies or the Fabri-Kal Subsidiaries, and the Registered IP is in good standing before the Governmental Authority or domain name registrar with which it is registered or before which it is pending.

(b) Except as set forth in Section 5.8(b) of the Disclosure Schedule, the Companies or the Fabri-Kal Subsidiaries own, are licensed to use or otherwise have the right to use all Intellectual Property material to the operation of the business of the Companies and the Fabri-Kal Subsidiaries, taken as a whole, as of the date hereof, free and clear of any Encumbrances other than Permitted Encumbrances. All current employees who have created Intellectual Property that is material to the Business have executed enforceable written agreements that validly and irrevocably assign to the Companies or the Fabri-Kal Subsidiaries all of their rights in and to such Intellectual Property, or the Companies or the Fabri-Kal Subsidiaries own all such Intellectual Property pursuant to applicable Law.

(c) Except as set forth in Section 5.8(c) of the Disclosure Schedule, neither the validity of, nor the Companies’ or the Fabri-Kal Subsidiaries’ title to, any material Intellectual Property owned by the Companies or the Fabri-Kal Subsidiaries are being challenged in any litigation to which the Companies or the Fabri-Kal Subsidiaries are parties.

(d) Except as set forth in Section 5.8(d) of the Disclosure Schedule, to the Knowledge of the Companies, (i) no Person is infringing upon, misappropriating, diluting or otherwise violating any of the Intellectual Property owned by the Companies or the Fabri-Kal Subsidiaries, and (ii) the conduct of the business of the Companies as currently conducted does not infringe upon, misappropriate, dilute or otherwise violate any Intellectual Property right of any third party.

(e) The Companies and the Fabri-Kal Subsidiaries have taken commercially reasonable steps to audit the information technology systems owned, leased or licensed thereby (“IT Systems”) for Malware and Vulnerabilities, and such audits have not identified any material issues that remain unremediated. Except as set forth on Section 5.8(e) of the Disclosure Schedule, the IT Systems do not contain Malware or Vulnerabilities and have not been the subject of a Cybersecurity Incident.

5.9 Compliance with Laws.

(a)     The business of the Companies and the Fabri-Kal Subsidiaries, taken as a whole, is not being conducted in violation of any applicable Laws or Governmental Orders, including any applicable Laws enforced by the Food and Drug Administration or Federal Trade Commission, or relating to data privacy or security, anticorruption and anti-money laundering. Since January 1, 2018, none of the Companies or Fabri-Kal Subsidiaries has received any written notice from any Governmental Authority regarding any actual or potential violation of any applicable Law or Governmental Orders at any time during the past three (3) years that would reasonably be expected to, individually or in the aggregate, materially impact the business of the Companies and the Fabri-Kal Subsidiaries, taken as a whole. To the Knowledge of the Company, there are no pending or threatened material issues with respect to any violation of any applicable Law relating to the Seller, the Companies and/or the Fabri-Kal Subsidiaries. No representation or warranty is given under this Section 5.9 with respect to Taxes or Environmental Laws, which matters are covered exclusively under Sections 5.12, and 5.16, respectively.

(b)      Except voluntarily in the ordinary course of business or as set forth on Section 5.9(b) of the Disclosure Schedule, no products distributed or sold by or on behalf of the Companies and the Fabri-Kal Subsidiaries have been subject to a market or consumer seizure, withdrawal, recall, detention, or subject to a suspension of manufacturing or distribution since January 1, 2018, in excess of $25,000 by product, and to the Knowledge of the Company there are no facts or circumstances reasonably likely to cause: (i) the market or consumer seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert, or suspension of manufacturing or distribution relating to any products; (ii) a change in the labeling of any products; or (iii) a termination, seizure, or suspension of marketing of any products.

5.10 Contracts. Section 5.10 of the Disclosure Schedule lists, as of the date hereof, and complete and accurate copies have been made available to Buyer, all Contracts and instruments (other than purchase orders entered into in the ordinary course of business) to which the Seller, the Companies or any Fabri-Kal Subsidiary is a party or to which its assets, property or business are bound or subject as of the date hereof, which:

(a) are the top twenty (20) Contracts based on the dollar amount of purchases made by the Companies and/or the Fabri-Kal Subsidiaries in the aggregate in the twelve (12) calendar months ended December 31, 2020 (the counterparties to such Contracts, the “Significant Suppliers”);

(b) are the top twenty (20) Contracts based on the dollar amount of sales made by the Companies and/or the Fabri-Kal Subsidiaries in the twelve (12) calendar months ended December 31, 2020 (the counterparties to such Contracts, the “Significant Customers”);

(c) are Contracts or instruments (including notes, debentures, guarantees, loans, credit agreements, financing agreements, or other evidence of Indebtedness) relating to Indebtedness for borrowed money, any letters or credit or guarantees, and any security agreement or instrument relating to any mortgage, pledge or other Encumbrance (in each case, other than Permitted Encumbrances);

(d) are Contracts that constitute a license pursuant to which the Companies or any Fabri-Kal Subsidiary (i) is authorized to use any third-party Intellectual Property that is material to the business of the Companies and the Fabri-Kal Subsidiaries, taken as a whole, excluding any “off -the-shelf” or other software generally commercially available on standard terms and conditions, or (ii) authorizes any third party to use on an exclusive basis any Intellectual Property owned by the Companies or the Fabri-Kal Subsidiaries that are material to the business of the Companies and the Fabri-Kal Subsidiaries, taken as a whole;

(e) are leases or similar Contracts under which the Companies or any Fabri-Kal Subsidiary is a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third party involving payments by the Companies and/or any Fabri -Kal Subsidiary of more than $150,000 on an annual basis (unless terminable without payment or penalty upon no more than ninety (90) calendar days’ notice);

(f) are Contracts or instruments which contain a non-competition, exclusivity or similar covenant that restricts the Companies or any Fabri-Kal Subsidiary from engaging in any business, or operating in any geographic area, or selling any product or service to any Person or class of Persons;

(g) any Contract with a customer or supplier granting such customer or supplier exclusive relations or “most favored nation” or similar rights;

(h) are employment, severance, retention, consulting or separation Contracts with any Companies Service Provider, whether on a full-time, part-time or consulting basis receiving an annual base salary or wage, as applicable, in excess of $150,000;

(i) are collective bargaining agreements or other Contracts or arrangement with any Union (a “Collective Bargaining Agreement”);

(j) are Contracts under which there has been an advance, loan or other equity or debt investment to any other Person which amount is in excess of $50,000 except for advances for travel and other normal business expenses to officers, directors and employees in the ordinary course of business consistent with past practice;

(k) are with any Governmental Authority, including any contract for a governmental incentive program, in excess of $25,000 in the aggregate annually;

(l) are Contracts with respect to the Leases and the Third Party Leases;

(m) are Contracts for (i) the acquisition of any assets (including any Person or any business division thereof) or (ii) the disposition of any assets, in each case, involving payments in excess of $150,000, other than Contracts (including with respect to inventory) in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations;

(n) are strategic alliance, joint venture Contracts, partnership agreements, limited liability company agreements or similar Contracts that involve co-investment between any Company or Fabri-Kal Subsidiary, on the one hand, and any third party, on the other hand;

(o) are Contracts requiring capital expenditures in an amount in excess of $75,000 individually or $150,000 in the aggregate annually;

(p) are Contracts with respect to the future disposition or granting of a right of first refusal or first negotiation with respect to the sale of any of the assets, property or other equity interests of any Company or Fabri-Kal Subsidiary (or rights thereto);

(q) are Contracts that involve any resolution or settlement of any actual or threatened Action involving any Company or Fabri-Kal Subsidiary involving (i) a payment in excess of $50,000 and entered into since January 1, 2018, or (ii) any material ongoing requirements or restrictions on any Company or Fabri-Kal Subsidiary, or

(r) are Contracts imposing any obligation on any Company or Fabri-Kal Subsidiary in respect of the Foundation.

(collectively, the Contracts listed in Section 5.10 of the Disclosure Schedule are referred to herein as the “Material Contracts”).

Except as set forth in Section 5.10 of the Disclosure Schedule, each Material Contract is in full force and effect and is valid, binding and enforceable against the Companies or Fabri-Kal Subsidiary party thereto, as applicable, and, to the Knowledge of the Companies, each other party thereto. With respect to all Material Contracts, none of the Companies or any Fabri-Kal Subsidiary, nor, to the Knowledge of the Companies, any other party to any such Contract is in material breach thereof or default thereunder and, to the Knowledge of the Companies, there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Companies or any Fabri-Kal Subsidiary or, to the Knowledge of the Companies, any other party to such Material Contract, or result in the termination, modification, cancellation, acceleration or loss of any material benefit to which the Companies and/or the Fabri-Kal Subsidiaries are entitled, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the Companies and the Fabri-Kal Subsidiaries, taken as a whole. Since January 1, 2018, no Significant Customer or Significant Supplier has (x) cancelled or otherwise terminated, or, to the Knowledge of the Companies, threatened in writing to cancel or otherwise to terminate, its relationship with the Companies or the Fabri-Kal Subsidiaries (y) or (y) materially decreased its business with, or, to the Knowledge of the Companies, threatened in writing to materially decrease its business with or otherwise materially and adversely modify the terms on which it does business with the Companies and the Fabri-Kal Subsidiaries, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Companies and the Fabri- Kal Subsidiaries on the whole. As of the date hereof, no customer of a Company or Fabri-Kal Subsidiary is entitled to any price adjustment that has not yet been effected pursuant to any “most favored nation” or similar provision in any Material Contract, and there are no amounts owed but not yet paid to any customer or supplier pursuant to a provision under any Material Contract requiring any Company or Fabri-Kal Subsidiary to “pass through” the benefit of any cost savings.

5.11  Litigation. Except as set forth in Section 5.11 of the Disclosure Schedule:

(a) As of the date hereof, there are no, and since January 1, 2018, there have not been any, Actions at law or in equity pending, or to the Knowledge of the Companies, threatened in writing by, against or involving the Companies or any Fabri-Kal Subsidiary, or any of their respective assets, operations or business that would reasonably be expected to be material to the Companies and the Fabri-Kal Subsidiaries, taken as a whole, or prevent, enjoin or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) threatened Actions by the Companies or the Fabri-Kal Subsidiaries against any Person.

(b) As of the date hereof, none of the Companies or the Fabri-Kal Subsidiaries (or any of their respective properties or assets) are subject to any unsatisfied order, judgment, injunction, ruling, writ, decision, award or decree of any Governmental Authority (“Governmental Orders”).

5.12  Taxes. Except as set forth in Section 5.12 of the Disclosure Schedule:

(a) All material Tax Returns required to be filed by or with respect to the Companies and the Fabri-Kal Subsidiaries have been timely (within any applicable extension periods) filed, and all such Tax Returns were true, complete and correct in all material respects when filed. All Taxes required to be withheld by the Companies and the Fabri- Kal Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b) The Companies and the Fabri-Kal Subsidiaries have fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 5.12(a) and any Taxes incurred by the Companies or the Fabri-Kal Subsidiaries since the end of the taxable period of such Tax Returns are reflected on the Financial Statements or have been thereafter incurred in the ordinary course of business following the date of the Interim Balance Sheet.

(c) All material deficiencies for Taxes asserted or assessed in writing against the Companies or the Fabri-Kal Subsidiaries have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements.

(d) No material audit is pending or, to the Knowledge of the Companies, threatened in writing with respect to any Taxes due from or with respect to the Companies or any Fabri-Kal Subsidiary.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Companies or any Fabri-Kal Subsidiary for any taxable period and no request for any such waiver or extension is currently pending.

(f) Each of the Fabri-Kal Subsidiaries is, and has been at all times since its formation, an entity disregarded from its sole owner for U.S. federal and state income tax purposes.

(g) From January 1, 1997 through December 31, 2014, Fabri-Kal was a validly electing S-corporation within the meaning of Section 1361 and Section 1362 of the Code. Fabri-Kal is and has been at all times since January 1, 2015 (subject to the conversion contemplated by Section 8.9) a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code.

(h) Monarch has been at all times since its formation treated as an entity disregarded from its owner for U.S. federal income Tax purposes. Pure Pulp has been treated as (i) a partnership for U.S. federal income Tax purposes since its date of formation through December 14, 2020, and (ii) an entity disregarded as separate from its owner for U.S. federal income Tax purposes since December 15, 2020.

(i) None of the Companies or the Fabri-Kal Subsidiaries (i) have been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than with respect to Fabri-Kal, which will be included on a unitary New Jersey Tax Return for 2020) or (ii) have any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise).

5.13 Permits. The Companies and the Fabri-Kal Subsidiaries, as applicable, have, as of the date hereof, all material authorizations, registrations, qualifications, certificates, licenses, permits and rights issued by a Governmental Authority necessary for the lawful conduct of the Companies’ and the Fabri- Kal Subsidiaries’ business as presently conducted (collectively, “Permits”). All such Permits are in full force and effect and none of the Companies or the Fabri-Kal Subsidiaries is in default under any Permit, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Companies and the Fabri-Kal Subsidiaries, taken as a whole.

5.14  Employee Benefit Plans.

(a) Section 5.14(a) of the Disclosure Schedule contains a true and complete list of each Companies Plan, and separately identifies each Companies Plan that is sponsored by Seller or an Affiliate of Seller other than the Companies or the Fabri-Kal Subsidiaries.

(b) With respect to each Companies Plan, the Companies have made available to Buyer a current copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (i) any related trust agreement or other funding arrangement;

(ii) the most recent IRS determination or opinion letter; (iii) the most recent summary plan description; (iv) for the most recent plan year (A) the annual funding report, or such similar reports, statements or information returns required to be filed with or delivered to any Governmental Authority (including the most recently filed Form 5500 and attached schedules) and (B) audited financial statements; (v) the results of non-discrimination testing for the three (3) most recent years and (vi) all material written correspondence to or from any Governmental Authority for the three (3) most recent years.

(c) None of the Companies, the Fabri-Kal Subsidiaries nor any of their respective ERISA Affiliates has at any time within the previous six years maintained, sponsored, contributed to (or had an obligation to maintain, sponsor or contribute to) or otherwise has any liability with respect to any, and none of the Companies Plans is a, “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), “multiple employer plan” (as defined in Section 413 of the Code) or “multiple employer welfare plan” (as defined in Section 3(40) of ERISA).

(d) (i) Each Companies Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws in all material respects; (ii) each of the Companies and the Fabri -Kal Subsidiaries has performed all material obligations required to be performed by it under any Companies Plan and is not in any material respect in default under or in violation of any Companies Plan, and all required payments (including contributions) of the Companies or any of the Fabri-Kal Subsidiaries due on or before the Closing Date have been made or properly accrued on or before the Closing Date; and (iii) each Companies Plan that is intended to be qualified within the meaning of Code Section 401(a) is so qualified and, if applicable, has received a favorable determination or opinion letter from the IRS as to its qualification, to the Knowledge of the Companies, nothing has occurred that could reasonably be expected to cause the loss of such qualification and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code. Each Companies Plan that is subject to Section 409A of the Code is in substantial documentary compliance, and has been operated in all material respects in compliance, with such section and all applicable regulatory guidance.

(e) Except as set forth on Section 5.14(e) of the Disclosure Schedule, no Companies Plan provides for retiree or post-employment medical or life insurance or other welfare benefits (other than pursuant to Code Section 4980B or similar state Law).

(f) No event has occurred and no condition exists with respect to, or in connection with, any Companies Plan or any plan, scheme, agreement, program, policy or other arrangement contributed to, sponsored by or maintained by the Companies or any of its ERISA Affiliates that would subject the Companies or the Fabri-Kal Subsidiaries, either directly or by reason of their affiliation with any of their respective ERISA Affiliates, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law (including Section 4980B or H of the Code or any non-exempt “prohibited transaction” under Section 4975 of the Code or Section 406 of ERISA).

(g) None of the Companies nor any Fabri-Kal Subsidiary has any obligation or commitment to “gross up”, make whole or otherwise make any payment to any Person with respect to Taxes under Section 409A or 4999 of the Code. Except as contemplated by this Agreement, there are no commitments by the Companies or any of its Affiliates to materially amend any Companies Plan or establish any other plan, program or arrangement for the benefit of any Companies Service Provider or their dependents or beneficiaries.

(h) Except as set forth on Section 5. 14(h) of the Disclosure Schedule, (x) none of Companies nor any Fabri-Kal Subsidiary, nor any of their respective ERISA Affiliates, has any Controlled Group Liability that remains unsatisfied and (y) none of the Companies Plans is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code (such Companies Plans described in this clause (y), collectively, “ERISA Pension Plans”). Except as set forth on Section 5.14(h) of the Disclosure Schedule, with respect to any ERISA Pension Plans, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) no Companies Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (iii) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA and excluding any such event occurring as a result of this Agreement) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full, (v) no unsatisfied liability (other than premiums to the Pension Benefit Guaranty Corporation) under Title IV of ERISA has been, or is expected to be, incurred by the Companies or any of the Fabri-Kal Subsidiaries and (vi) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Companies Plan.

(i) With respect to any Companies Plan, no material Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Companies, threatened in writing. No Companies Plan provides benefits to any individual who is not a current or former employee of the Companies or the Fabri-Kal Subsidiaries, or dependent or other beneficiary thereof, and no individual has been improperly excluded from participation in a Companies Plan.

(j) None of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event) will (i) except as contemplated by this Agreement, trigger or accelerate the time of payment, funding or vesting, any compensation or benefit under any Companies Plan or otherwise, (ii) increase the amount or enhance the terms or conditions of any severance, compensation or benefit due to any Companies Service Provider, (iii) result in any forgiveness of indebtedness, (iv) impose any restrictions on the Companies’ rights to transfer, amend or terminate any Companies Plan or (v) result in any non-exempt prohibited transaction described in ERISA Section 406 or Code Section 4975.

(k) No amount, economic benefit or other entitlement received (whether in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Companies or any Fabri-Kal Subsidiary would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

5.15  Labor Relations.

(a) Section 5.15(a) of the Disclosure Schedule lists all Companies Service Providers as of three (3) Business Days prior to the date hereof, and their job title, work location, union affiliation, status as an employee or independent contractor, FLSA classification, hourly rate of compensation or base salary (as applicable), and, as applicable, 2021 bonus target, actual bonus paid for 2020, and leave status.

(b) Except as set forth in Section 5.15(b) of the Disclosure Schedule, since January 1, 2018, (i) none of the Companies or any Fabri-Kal Subsidiary has experienced any material work stoppage (other than, to the extent applicable, in connection with COVID-19 Measures as set forth in Section 5.15(e) of the Disclosure Schedule), labor strike, or other material labor dispute or claim of unfair labor practices and there are no material disputes pending or, to the Knowledge of the Companies, threatened between the Companies or any of the Fabri- Kal Subsidiaries and any Companies Service Provider, (ii) the Companies and the Fabri-Kal Subsidiaries (x) have been in compliance with all applicable Laws respecting employment practices and terms and conditions of employment, including wages and hours, payroll and withholding practices, worker classification, collective bargaining, safety and health, hiring and termination, parental and family leave and pay, immigration, civil rights, harassment, retaliation, non-discrimination, workers’ compensation, and (y) have not been engaged in any unfair labor practice, (iii) there has been no Action, including any unfair labor practice charge, investigation, or complaint against the Companies or any Fabri- Kal Subsidiary, or to the Knowledge of the Companies, threatened against the Companies or the Fabri-Kal Subsidiaries, alleging violations of any employment-related Law, and neither the Companies nor any Fabri-Kal Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Companies Service Provider or employment practices, including any matter pending before the National Labor Relations Board or any similar state agency.

(c) Since January 1, 2018, to the Knowledge of the Companies, there have been no reported internal or external complaints or other Action accusing any supervisory or managerial Companies Service Provider of sexual harassment or sexual misconduct and no settlement of, or payment arising out of or related to, any Action with respect thereto.

(d) Except as set forth in Section 5.15(d) of the Disclosure Schedule, none of the Companies or any Fabri-Kal Subsidiary is a party to or bound by any Collective Bargaining Agreement or relationship with any labor organization and, to the Knowledge of the Companies, there are no current Union organizing efforts or representation questions involving Companies Service Providers.

(e) Except as set forth in Section 5.15(e) of the Disclosure Schedule, none of the Companies or any Fabri-Kal Subsidiary has had any material workforce changes resulting from disruptions caused by COVID-19, including terminations, layoffs, furloughs, or shutdowns (whether voluntary or resulting from any COVID-19 Measures).

(f) Since January 1, 2018, the Companies and the Fabri-Kal Subsidiaries have not effectuated any employment terminations or plant closings which would implicate the requirements of the Worker Adjustment and Retraining Notification Act or any state or local Law of similar import (collectively, the “WARN Act”), and none of the Companies nor any Fabri-Kal Subsidiary has any liability in respect of any such Law that remains unsatisfied.

5.16 Environmental Matters. Except as set forth in Section 5.16 of the Disclosure Schedule:

(a) The Companies and the Fabri-Kal Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all applicable Environmental Laws.

(b) The Companies and the Fabri-Kal Subsidiaries, as applicable, have obtained and are, and since January 1, 2018 have been, in compliance in all material respects with all Environmental Permits required for the conduct of the business of the Companies and the Fabri-Kal Subsidiaries as currently conducted. All material Environmental Permits are in full force and effect, and none of the Companies or any Fabri-Kal Subsidiary has received any written notice from any Governmental Authorities relating to the revocation, termination or modification of any such Environmental Permit.

(c) The Companies and the Fabri-Kal Subsidiaries have not received from any Person a communication or notice alleging that the Companies or the Fabri-Kal Subsidiaries are not in material compliance with, or have material liability under, any Environmental Law, including any investigative, corrective or remedial obligation, other than any such violation or liability that has been fully and finally resolved and for which there are no additional obligations.

(d) There are no Actions pursuant to any Environmental Law pending or, to the Knowledge of the Companies, threatened in writing, against the Companies or the Fabri-Kal Subsidiaries.

(e) There has been no Release or disposal of any Hazardous Materials by the Companies or any Fabri-Kal Subsidiary, or to the Knowledge of the Companies by any other Person, at, on, under or from any real property currently or formerly owned or leased by the Companies or any Fabri-Kal Subsidiary in a manner that has resulted or would reasonably be expected to result in a material investigation or remediation or other material liability to the Companies or the Fabri-Kal Subsidiaries pursuant to any Environmental Law.

(f) The Seller and the Companies have made available to Buyer copies of any and all material environmental assessments or audit reports or other similar studies or analyses generated since January 1, 2016 in the actual possession of the Companies that relate to the properties or assets of the Companies or the Fabri-Kal Subsidiaries. The Companies,

however, do not represent or warrant the accuracy or completeness of such assessments, reports, studies and analyses.

(g) Any contrary provision in this Agreement notwithstanding, the representations and warranties contained in Section 5.6, Section 5 .21 and this Section 5.16 are the only representations and warranties being made by the Companies in respect of Environmental Laws and in respect of any environmental or occupational health or safety matter (to the extent it relates to exposure to Hazardous Materials), including natural resources, related in any way to the Companies and the Fabri-Kal Subsidiaries, including the properties or assets of the Companies and the Fabri-Kal Subsidiaries; and no other representation or warranty of the Companies contained in this Agreement shall apply to any matters arising under Environmental Laws.

5.17 Insurance. Section 5.17 of the Disclosure Schedule sets forth a complete list of all material insurance policies (the “Insurance Policies”) maintained with respect to the properties, assets, or business of the Companies and the Fabri-Kal Subsidiaries. The Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid in full, and none of the Companies or Fabri-Kal Subsidiaries, as applicable, is in default with respect to its obligations thereunder. As of the date hereof, none of the Companies or any Fabri-Kal Subsidiary has received either a notice of cancellation or non-renewal of any Insurance Policy, or notification of any material and adverse amendments to such Insurance Policies, or denial of renewal or coverage thereunder. True and complete copies of the Insurance Policies have been made available to Buyer.

5.18  Real Property.

(a) Section 5.18(a) of the Disclosure Schedule contains a true, correct and complete list of each parcel of real property owned by the Companies or the Fabri-Kal Subsidiaries (the “Owned Real Property ”), including the addresses of the Owned Real Property. On the Closing Date, the Companies and the Fabri-Kal Subsidiaries will have good and marketable fee simple title to the Owned Real Property, subject only to Permitted Encumbrances. There is no pending or threatened condemnation or similar proceeding affecting any part of the Owned Real Property. Neither the Companies nor the Fabri-Kal Subsidiaries have received any written notice of any zoning or other land-use regulation proceedings which would affect the current use and operation of the Owned Real Property. There is no pending or threatened proceeding by a Governmental Authority affecting any part of the Owned Real Property. There are no outstanding options, rights of first offer or rights of first refusal affecting any Owned Real Property, or obligations by the Companies or the Fabri- Kal Subsidiaries to sell, lease, sublease, assign or dispose of, such Owned Real Property or any portion thereof or interest therein. The Owned Real Property, including all buildings, structures, improvements, fixtures, building systems and equipment therein, and all components thereof, is in good operating condition and repair, normal wear and tear excepted, is free of any known latent defects, and is adequate and suitable for the operation of the business of the Companies and the Fabri-Kal Subsidiaries as presently conducted. The use and operation of the Owned Real Property in the conduct of the respective businesses of the Companies and the Fabri-Kal Subsidiaries do not violate any Law, Government Order, covenant, condition, restriction, easement, license, Permit or agreement. Each parcel included in the Owned Real Property is assessed for real property tax purposes as a wholly-independent tax lot, separate and apart from any adjoining land or improvements not constituting a part of that parcel.

(b) Section 5.18(b) of the Disclosure Schedule contains a true, correct and complete list of (i) all real property leased or subleased by the Companies or the Fabri-Kal Subsidiaries as lessee or sublessee (the “Leased Real Property”, together with the Owned Real Property, the “Real Property”) and all leases and subleases with respect to the Leased Real Property, and (ii) all leases or subleases of the Owned Real Property under which the Companies lease or sublease the Owned Real Property as lessor or sublessor, (the “Third Party Leases”). True, correct and complete copies of all leases, licenses or other occupancy agreements (with any amendments thereto) with respect to the Leased Real Property (the “Leases”) and Third Party Leases have been made available to Buyer. Each applicable Company or Fabri-Kal Subsidiary has a valid and existing leasehold or subleasehold interest in, the Leased Real Property, in each case, subject to Permitted Liens. None of the Companies or the Fabri-Kal Subsidiaries have received notice that it is in breach or default under any Lease or Third Party Lease and, to the Knowledge of the Companies, there does not exist under any Lease or Third Party Lease any event which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by any Company, in each case except for such breaches and defaults as to which requisite waivers or consents have been obtained, or, to the Knowledge of the Companies, any other party to such Lease. The Leased Real Property, including all buildings, structures, improvements, fixtures, building systems and equipment therein, and all components thereof, is in good operating condition and repair, normal wear and tear excepted, is free of any known latent defects, and is adequate and suitable for the operation of the business of the Companies as presently conducted. Except as set forth on Section 5.18(b) of the Disclosure Schedule, in connection with the Leased Real Property, each applicable Company or Fabri-Kal Subsidiary is not required to obtain landlord consent to consummate the transactions contemplated by this Agreement.

(c) To the Knowledge of the Companies, there is no pending or contemplated special assessment or reassessment of any parcel included in the Owned Real Property (except in accordance with applicable Law upon a transfer or deemed transfer of ownership of the Owned Real Property) or any parcel included in the Leased Real Property that would result in a material increase in the real property taxes or other similar charges payable by the Companies or the Fabri-Kal Subsidiaries with respect to any parcel of Owned Real Property or in the rent, additional rent or other sums and charges payable by the Companies or the Fabri-Kal Subsidiaries under the Leases.

5.19 Title and Condition of Tangible Property. The Companies and the Fabri-Kal Subsidiaries own and have good title to, a valid leasehold interest in, or a valid license or right to use, all material machinery, equipment and other tangible personal property used by the Companies and the Fabri-Kal Subsidiaries in their conduct of their business, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. The machinery, equipment and other tangible personal property owned, used or leased by the Companies and the Fabri-Kal Subsidiaries, taken as a whole, is in good working order and condition, except (i) for ordinary wear and tear and (ii) as would not reasonably be expected to result in material liability to the Companies and the Fabri-Kal Subsidiaries, taken as a whole.

5.20 Affiliate Transactions. Except for (i) employment relationships and compensation, benefits, and travel advances in the ordinary course of business or (ii) as disclosed in Section 5.20 of the Disclosure Schedule, (1) none of the Companies or any Fabri-Kal Subsidiary is a party to any transaction, agreement or understanding with, or involving the making of any payment or transfer of assets to, (x) the Seller, or any present or former stockholder, officer, member, Affiliate (other than the Companies), partner or director of Seller, or (y) any immediate family member of such Person (each such Person described in paragraphs (x) and (y), a “Related Party” and each such transaction, agreement or understanding with such Related Party, an “Affiliate Contract”), (2) no Related Party has any direct or indirect interest in any property or asset (real or personal, tangible or intangible) owned or used by the Companies or the Fabri-Kal Subsidiaries in the conduct of their business, and (3) none of the Companies or Fabri-Kal Subsidiaries, directly or indirectly, purchased, leased or otherwise acquired any asset or property or obtained any services, or sold, leased, or otherwise disposed of any asset or property or furnished any services, from or to any Related Party.

5.21 Absence of Material Adverse Effects. During the period from the date of the Interim Balance Sheet to the date of this Agreement, (a) there has been no Material Adverse Effect, and (b) the Companies and the Fabri-Kal Subsidiaries have conducted their business and operations in all material respects in the ordinary course of business consistent with past practices.

5.22 Brokers. Except as set forth in Section 5.22 of the Disclosure Schedule, no broker, finder, agent, investment banker, financial advisor or similar intermediary has acted for or on behalf of the Companies or the Fabri-Kal Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent, investment banker, financial advisor or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Companies or the Fabri-Kal Subsidiaries or any action taken by the Companies or the Fabri-Kal Subsidiaries.

5.23 Product Liability. Except as set forth on Section 5.23 of the Disclosure Schedule, there are no claims pending or, to the Knowledge of the Companies, threatened against the Companies or the Fabri-Kal Subsidiaries with respect to the quality of or absence of defects in their products or services that would be expected to result in a material liability to the Companies or the Fabri-Kal Subsidiaries, taken as a whole. There are no, and since January 1, 2016 there have been no, product liability proceedings pending or, to the Knowledge of the Companies, threatened against the Companies or the Fabri- Kal Subsidiaries, which if successful, would reasonably be expected to be material and adverse to the Companies and the Fabri-Kal Subsidiaries, taken as a whole. Except as set forth on Section 5.23 of the Disclosure Schedule, there have been no product recalls (whether voluntary or involuntary), in excess of $25,000 by product recall, of the products produced by the Companies and the Fabri-Kal Subsidiaries since January 1, 2018.

5.24 Foundation. Section 5.24 of the Disclosure Schedule describes in all material respects the administrative function of Fabri-Kal with respect to the Foundation.

5.25  Exclusivity of Representations.

(a) The representations and warranties made by the Companies in this Article 5 and any other document, agreement, instrument or certificate delivered pursuant to this Agreement are the exclusive representations and warranties made by the Companies with respect to the subject matter hereof. The Companies hereby disclaim any other express or implied representations or warranties, whether written or oral. The Companies are not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Companies or the Fabri-Kal Subsidiaries, except for any such representations or warranties expressly made by the Companies under Article 5 of this Agreement.

(b) The Companies hereby acknowledge that, except for the specific representations and warranties in Article 6 of this Agreement and any other document, agreement, instrument or certificate delivered pursuant to this Agreement, they are not relying upon any representation or warranty of Buyer or any Affiliate, officer, director, employee, agent or advisor thereof.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Companies and Seller as of the date hereof and (other than with respect to any representation expressly only made as of the date hereof) as of the Closing Date as follows:

6.1 Organization. Buyer is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with requisite power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to effect the transactions contemplated hereby. Buyer is not a “foreign person” as referenced in the Foreign Investment Risk Review Modernization Act of 2018, as amended.

6.2 Binding Obligation. Buyer has all requisite authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement constitutes the legal, valid and binding obligations of Seller and the Companies, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

6.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer and performance by Buyer of its obligations hereunder (i) do not result in any violation of the charter or bylaws or other constituent documents of Buyer, and (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which Buyer is a party or by which it is bound or to which its properties may be subject, and (iii) do not violate any existing applicable Law, judgment, order or decree or any Governmental Authority having jurisdiction over Buyer or any of its properties; other than, in the case of the foregoing clauses (ii) or (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to effect the transactions contemplated hereby.

6.4 No Authorization or Consents Required. No authorization, consent, order or approval or other action by, and no notice to or filing, declaration of registration with, any Governmental Authority or any other Person will be required to be obtained or made by Buyer in connection with the due execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby; other than authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to effect the transactions contemplated hereby.

6.5 Brokers . No broker, finder, agent, investment banker, financial advisor or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent, investment banker, financial advisor or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Buyer or any action taken by Buyer.

6.6 Financing. Buyer represents to Seller that, at the times that such funds are necessary, it will have readily available funds sufficient to consummate the transactions contemplated by this Agreement, including the payment by Buyer of all amounts to be delivered by it pursuant to Section 2.2 or Section 2.3.

6.7 Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Buyer, threatened against Buyer or any material portion of its properties or assets which seeks to prevent the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to effect the transactions contemplated hereby.

6.8 Solvency. Assuming (i) the accuracy of the representations and warranties set forth in Article 4 and Article 5 (ii) the performance by Seller and the Companies of their obligations under this Agreement in all material respects, (iii) the conditions to the obligation of Buyer to effect the Closing set forth in Article 8 being satisfied or waived, (iv) the most recent financial forecasts relating to the Companies and the Fabri- Kal Subsidiaries made available to Buyer by the Companies prior to the date of this Agreement having been prepared in good faith upon assumptions that were and continue to be reasonable, and (iv) that immediately prior to the Closing, the Companies and the Fabri-Kal Subsidiaries on a consolidated basis are Solvent, immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the Closing), Buyer and each of its Subsidiaries, on a consolidated basis, will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries.

6.9 Buyer’s Reliance. Buyer acknowledges that it and its Representatives have been permitted access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Companies and the Fabri -Kal Subsidiaries that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of the Companies to discuss the business of the Companies and the Fabri-Kal Subsidiaries. Buyer acknowledges that none of Seller, the Companies or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Ownership Interests or the Companies or any Fabri-Kal Subsidiary furnished or made available to Buyer and its Representatives, except as expressly set forth in Articles 4 and 5 of this Agreement, or under any other document, agreement, instrument or certificate delivered pursuant to this Agreement, and neither Seller nor any other Person (including any officer, director, member or partner of Seller) shall have or be subject to any liability to Buyer, or any other Person, resulting from Buyer’s use of any information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Companies and the Fabri-Kal Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Articles 4 and 5 of this Agreement; provided, however, that nothing in this Section 6.9 is intended to limit or modify the representations and warranties contained in Articles 4 and 5.

6.10 Investment Purpose. Buyer will be purchasing the Ownership Interests for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. Buyer acknowledges that the sale of the Ownership Interests hereunder has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities Laws, and that the Ownership Interests may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

6.11 R&W Insurance Policy. Prior to the Closing, Buyer will have provided to Seller and the Companies a true and complete copy of Buyer-side representation and warranty insurance policy, to be issued at Closing in the name of and for the benefit of Buyer, on substantially the terms set forth on Exhibit D hereto (the “R&W Insurance Policy”). At Closing, Seller shall bear the cost of the premium for the R&W Insurance Policy (which shall be paid by Buyer) as part of Companies Expenses. Buyer shall comply in all material respects with all of its obligations under the R&W Insurance Policy. There shall be no subrogation against Seller, the

Companies, or their respective Affiliates or Representatives for any claims made by Buyer under the R&W Insurance Policy other than any claim for Fraud.

6.12  Exclusivity of Representations.

(a) The representations and warranties made by Buyer in this Article 6 and any other document, agreement, instrument or certificate delivered pursuant to this Agreement are the exclusive representations and warranties made by Buyer with respect to the subject matter hereof. Buyer hereby disclaims any other express or implied representations or warranties. Buyer is not, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of Buyer.

(b) Buyer hereby acknowledges that, except for the specific representations and warranties in Article 4 and Article 5 of this Agreement and any other document, agreement, instrument or certificate delivered pursuant to this Agreement, it is not relying upon any representation or warranty of Seller, the Companies or any Affiliate, officer, director, employee, agent or advisor thereof.

ARTICLE 7

COVENANTS

7.1 Conduct of Business of the Companies. Except (i) as contemplated by this Agreement, (ii) the prepayment of any Repaid Indebtedness, or (iii) as otherwise set forth in Section 7.1 of the Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Article 10, the Companies shall, and Seller shall cause the Companies and the Fabri-Kal Subsidiaries to, (A) conduct their respective business and operations in the ordinary course consistent with past practice, (B) use their commercially reasonable efforts to maintain and preserve intact the current business of the Companies and the Fabri-Kal Subsidiaries and the relationships and goodwill with each of their current officers, key employees, contractors, customers, distributors and suppliers, and (C) without the prior written consent of Buyer (which consent shall considered by Buyer in good faith), and without limiting the generality of the foregoing, not undertake any of the following actions:

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional membership interests, shares or other equity securities of any kind of the Companies or any Fabri- Kal Subsidiary, or securities convertible into or exchangeable for any such equity securities, or any rights, warrants or options to acquire any such equity securities or other convertible securities of the Companies or any Fabri-Kal Subsidiary;

(b) (i) redeem, purchase or otherwise acquire any outstanding equity securities of the Companies or any Fabri-Kal Subsidiary, or any rights, warrants or options to acquire any shares of its capital stock, (ii) split, combine, subdivide, recapitalize or reclassify any shares of its capital stock, or (iii) effect any stock dividend; provided that nothing in this Agreement shall restrict the Companies or any Fabri-Kal Subsidiary from declaring or paying any cash dividend or making any other cash distribution to Seller or direct or indirect stockholders of Seller prior to the Closing Date, except that the Companies shall not declare or pay any cash dividends or make any other cash distributions from the Reference Time through the Effective Time;

(c) except as contemplated by Section 7.8, enter into or modify any Affiliate Contract or other transaction required to be disclosed pursuant to Section 5.20;

(d) adopt any material amendment to the Articles of Incorporation or Bylaws (or other comparable organizational documents) of the Companies or any Fabri-Kal Subsidiary, or adopt or carry out any plan of complete or partial liquidation or dissolution, merger, consolidation or recapitalization;

(e) (i) pay any bonus, or grant, increase, or announce the grant of or increase in, salaries, benefits, severance or termination pay, change in control or transaction payments, retention or stay bonuses, or other bonuses or compensation payable or benefits provided to any to any Companies Service Provider, (ii) accelerate the vesting or payment of, or fund or otherwise secure the payment of compensation or benefits under any Companies Plan or otherwise, (iii) extend to or forgive any indebtedness of any Companies Service Provider (except for routine expense and travel advances in the ordinary course of business consistent with past practices), (iv) hire, terminate or promote any Company Service Provider with annual base compensation of $125,000 or more, (v) take any action that would implicate WARN Act obligations or (vi) change actuarial assumptions with respect to any Companies Plan, in each case, other than (x) as required by Law or (y) as required pursuant the terms of any Companies Plan pursuant to the terms existing on the date hereof;

(f) negotiate, enter into, amend, terminate or extend any Collective Bargaining Agreement, or any arrangement that would be a Collective Bargaining Agreement if in existence on the date hereof;

(g) (i) adopt, establish, enter into, amend, or terminate any Companies Plan, or any employee benefit plan, arrangement or agreement that would be a Companies Plan if in existence on the date hereof, (ii) assign or transfer any such Companies Plan or other plan, or assume or accept the assignment of any such Companies Plan or other plan that is not sponsored by the Companies or any Fabri-Kal Subsidiary or (iii) recognize or certify any labor union, labor organization, or group of employees as the bargaining representative for any employees of the Companies or any Fabri-Kal Subsidiary, in each case, except as required by Law;

(h) except for sales of obsolete assets or assets with de minimis or no book value and except for sales of inventory, sell, pledge, lease, assign, convey, transfer or otherwise dispose of, any property, right or assets (whether tangible or intangible);

(i) make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;

(j) materially amend, become subject to, terminate, waive any right under, assign, renew, or fail to renew, any Material Contract (other than (w) bidding for and entering into Contracts with customers or suppliers in the ordinary course of business consistent with past practice, (x) terminations of Contracts as a result of the expiration of the term of such Contracts, and (y) renewals of Contracts in the ordinary course of business consistent with past practice);

(k) enter into any lease, sublease, license or occupancy agreement, or terminate or amend any Lease or Third Party Lease;

(l) sell, transfer, assign, or otherwise dispose of any Owned Real Property;

(m) create, encumber, suffer or permit to exist any Encumbrance (other than Permitted Encumbrances) on any of its respective material properties, equity or assets, tangible or intangible, except pursuant to Contracts in force on the date of this Agreement;

(n) acquire, or agree to acquire, any separate business or Person, or all or substantially all of the assets of a Person or other business organization or division thereof, by merger or consolidation or by any other manner, in a single transaction or a series of related transactions;

(o) make any change in any method of accounting or auditing practice other than those required by GAAP;

(p) make or change any material Tax election, file any material amended Tax Return, change any Tax accounting period or settle any material Tax claim relating to the Companies or any Fabri-Kal Subsidiary;

(q) (i) cancel any Indebtedness owed to the Companies or any Fabri-Kal Subsidiary (excluding all intercompany Indebtedness between or among Seller, the Companies and the Fabri- Kal Subsidiaries), (ii) incur, assume or guarantee any Indebtedness owed to a third party, the Seller or any Affiliate of the Seller (excluding, in each case, (x) all intercompany Indebtedness between or among Seller, the Companies and their Affiliates and (y) ordinary financing associated with the operation of the business of the Company and the Fabri-Kal Subsidiaries; provided, that, any new Indebtedness incurred, assumed or guaranteed pursuant to the exceptions in this paragraph (ii) shall be terminated and settled prior to Closing with no outstanding obligations in relation thereto), or (iii) modify the terms of any Indebtedness; except, for purposes of paragraph (i), (ii) and (iii) above, with respect to drawdowns and repayments that are pursuant to, and in accordance with existing limits under, the Credit Facility.

(r) commit to, or make, any capital expenditures, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements) in excess of $50,000 individually or $100,000 in the aggregate;

(s) settle or compromise or agree to settle or compromise any claim relating any pending or threatened Actions (i) in an amount in excess of $25,000 individually or $50,000 in the aggregate (excluding, for purposes of this clause (i), Actions relating to workers’ compensation claims), (ii) where the settlement of such Action would impose restrictions upon the operations of the Companies or the Fabri-Kal Subsidiaries, taken as a whole, or (iii) that include an admission of guilt or any wrongdoing by the Companies or the Fabri-Kal Subsidiaries;

(t) enter into a new line or business or abandon or discontinue any existing lines of business, in each case, other than in the ordinary course of business consistent with past practice;

(u) enter into or renew any Contract that restricts the ability of any Company or Fabri-Kal Subsidiary to compete with, or conduct, any business or line of business in any geographic area, or that grants any counterparty any exclusive right, right of first refusal, preemptive rights, or any similar rights; or

(v) authorize any of, or commit, resolve or agree to take, whether in writing or otherwise, any of the foregoing actions.

Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement (A) will give Buyer, directly or indirectly, rights to control or direct the business or operations of the Companies prior to the Closing or (B) shall operate to prevent or restrict any act or omission by the Companies the taking of which is required by applicable Law or any Contract or Companies Plan by which the Companies are bound as of the date hereof. Prior to the Closing, the Companies will exercise, consistent with the terms and conditions of this Agreement, control of its business and operations.

7.2  Access to Information; Confidentiality; Public Announcements.

(a) During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with Article 10, the Companies shall give Buyer and its authorized Representatives reasonable access, exclusively for purposes related to the transactions contemplated hereby (including for the purpose of preparing to own the Ownership Interests and operate the business of the Companies and the Fabri-Kal Subsidiaries after the Closing), during normal business hours to all books, records, offices and other facilities and properties of the Companies and the Fabri -Kal Subsidiaries, and shall make the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Companies and the Fabri-Kal Subsidiaries available to Buyer and their authorized Representatives, as Buyer or its authorized Representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Companies and the Fabri-Kal Subsidiaries and Buyer shall not conduct any invasive sampling or testing of building materials or the environment with respect to any real property. Notwithstanding anything to the contrary in this Agreement, none of the Companies or any Fabri-Kal Subsidiary shall be required to disclose any information to Buyer, or its authorized Representatives, if doing so would (i) violate any agreement or any Law to which the Companies or Fabri-Kal Subsidiary is a party or to which the Companies or Fabri-Kal Subsidiary is subject or (ii) compromise any legal privilege; provided, that if Buyer requests access to information that is subject to such restrictions, Seller shall cause the applicable Company or Fabri-Kal Subsidiary to use its commercially reasonable efforts to (x) disclose such information to the extent permissible by the applicable restriction, and

(y) subject to Seller’s reasonable business judgment, request a waiver of such obligations or restrictions from the applicable third party.

(b) Any information provided to or obtained by Buyer or its authorized Representatives pursuant to Section 7.2(a) above shall be “Confidential Information” (herein referred to as “Evaluation Material”) as defined in the Confidentiality and Non-Disclosure Agreement, dated as of February 11, 2020, by and between Seller and Pactiv, LLC (the “Confidentiality Agreement”), and shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, Buyer and Seller shall comply with the terms and provisions of the Confidentiality Agreement in accordance with the terms therein, including, with respect to Buyer, returning or destroying all Evaluation Material and the non-soliciting of employees of the Companies and the Fabri-Kal Subsidiaries. The Confidentiality Agreement shall terminate on the Closing Date.

(c) No Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without first consulting with the other Parties in good faith and providing such other Parties a reasonable opportunity to review and comment on such press release or public announcement; provided, however, that nothing herein will prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, upon advice of counsel, required by Law, in which case the Party making such determination will, if practicable in the circumstances, use its reasonable best efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance; and provided, further, that nothing herein shall prohibit Seller or Buyer or any of their respective direct and indirect parent entities and Affiliates from disclosing the terms and status of this Agreement or the transactions contemplated hereby to their respective Affiliates, shareholders, or pursuant to an internal communication (provided that any internal communication to employees of the Companies or the Fabri-Kai Subsidiaries shall be subject to advance approval by the other Party). Notwithstanding any other provision of this Agreement, the requirements of this Section 7.2 shall not apply to any disclosure of Buyer or Seller in respect of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated hereby.

(d) In order to facilitate the resolution of any claims made against or incurred by Seller or for any other reasonable purpose, including, without limitation, Taxes, for a period of seven (7) years after the Closing, Buyer shall: (i) retain the books and records (including personnel files) of the Companies and the Fabri-Kal Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Companies and the Fabri- Kal Subsidiaries; and (ii) upon reasonable notice, afford Seller and its Representatives reasonable access (including the right to make copies), during normal business hours, to such books and records, provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Companies and the Fabri-Kal Subsidiaries and such access shall not apply in connection with any dispute between Seller or Buyer or their respective Affiliates in connection with the transactions contemplated by this Agreement.

7.3  Filings and Authorizations; Consummation.

(a) Each of Buyer and Seller shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to promptly obtain the consents of all Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement in accordance with this Agreement.

(b) On August 10, 2021, the Parties filed and supplied, in connection with the transactions contemplated herein, the notifications and information required to be filed or supplied pursuant to the HSR Act and requested early termination of the waiting period under the HSR Act. Buyer acknowledges and agrees that it paid and is solely responsible for the payment of all filing fees and other charges for the filing under the HSR Act. None of Buyer, Seller, the Companies, the Fabri-Kal Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform any action or agreement pursuant to this Section 7.3 that is not contingent upon the Closing.

(c) Each of the Parties, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under Law, including Antitrust Laws, applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and use its commercially reasonable efforts (which shall not require a Party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions. Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Companies or the Fabri-Kal Subsidiaries are parties and that such consents and waivers have not been and may not be obtained.

(d) The Parties shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in Sections 7.3(a) and 7.3(c) above. The Parties shall supply such reasonable assistance as may be reasonably requested by any other Party in connection with the foregoing.

(e) Notwithstanding anything to the contrary in this Agreement, nothing herein obligates the Parties or their Affiliates to (A) sell, license or otherwise dispose of, hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any of the Parties or their Affiliates, (B) propose, negotiate, commit to and effect (by consent decree, hold separate order, agreement or otherwise) any behavioral or structural limitations or conduct restrictions (including, modifying or adopting any business or operational practice or procedure), or other limitation on the freedom of action with respect to any of the Parties or their Affiliates, or (C) otherwise provide all such assurances, entering into such agreements or resolving any objections as may be required, requested, or imposed by a Governmental Authority in relation to any of the Parties or their Affiliates.

(f) Buyer shall not, and shall not permit any of its Subsidiaries to acquire or agree to acquire a substantial portion of the assets of or equity in or otherwise make or agree to make any investment in any Person that would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.

(g) Each Party shall promptly inform the other Parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. Each Party shall not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party hereto in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and furnish the other party with copies of all correspondence, submissions and material written communications (and summaries of any material oral communications which a Governmental Authority does not permit the other party to attend) between them and their Affiliates and their respective representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. Buyer and Seller shall consult with each other prior to taking any material position in discussions with or filings to be submitted to any Governmental Authority.

7.4 Resignations. The Seller shall cause to be delivered to Buyer on the Closing Date such resignations of members of the Board of Directors and officers of the Companies and the Fabri-Kal Subsidiaries which are set forth on Section 7.4 of the Disclosure Schedule, such resignations to be effective concurrently with the Closing.

7.5  Employee Matters.

(a) From and after the Closing Date until the first (1st) anniversary thereof (or earlier termination of employment), Buyer shall, or shall cause the Companies to, provide (i) a base salary or base wages to each person who is an employee of the Companies or any Fabri-Kal Subsidiary immediately prior to the Closing (collectively, the “Continuing Employees ”) at an annual rate that, except as may otherwise be agreed by such Continuing Employee, is no less favorable than the annual rate of the base salary or base wages that was provided to such Continuing Employee immediately prior to the Closing and (ii) employee welfare benefits within the meaning of Section 3(1) of ERISA (excluding incentive, severance, transaction, retention, and equity or equity-based compensation, defined benefit pension and post-retirement welfare benefits) to each Continuing Employee that, as determined by Buyer, are substantially comparable in the aggregate to the employee welfare benefits (subject to the foregoing exclusions) provided to either (or some combination of) (x) each such Continuing Employee immediately following the Closing Date or (y) similarly-situated employees of Buyer; provided, however, that (i) nothing herein shall preclude Buyer or the Companies from terminating the employment of any employee at any time on or after the Closing and (ii) the provisions of this Section 7.5 shall not apply to any employee of the Companies or any Fabri-Kal Subsidiary covered by a Collective Bargaining Agreement.

(b) Buyer shall, and shall cause, service rendered by Continuing Employees prior to the Closing Date to be taken into account for all purposes including participation, coverage, vesting and level of benefits, as applicable, under all employee benefit plans, programs, policies and arrangements of Buyer and its Subsidiaries (including the Companies and the Fabri-Kal Subsidiaries) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Companies or the Fabri-Kal Subsidiaries for such purposes; provided, however, that nothing herein shall (x) result in the duplication of any benefits for the same period of service or (y) require provision of service credit for purposes of any frozen or terminated plan or service for purposes of benefit accrual or post-retirement welfare benefits under any plans, programs, policies or arrangements of Buyer. Without limiting the foregoing, Buyer will use commercially reasonable efforts to cause provide that the Continuing Employees will not be subject to any pre-existing condition or limitation under any health or welfare plan of Buyer or its Subsidiaries (including the Companies and the Fabri-Kal Subsidiaries) for any condition for which such Continuing Employee would have been entitled to coverage under the corresponding plan of the Companies or the Fabri-Kal Subsidiaries in which such Continuing Employee participated immediately prior to the Closing Date. Buyer shall, and shall use commercially reasonable efforts to cause, such Continuing Employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date for the applicable plan year in which the Closing Date occurs.

(c) Prior to the Closing, Buyer and Seller will in good faith discuss arrangements under which Fabri-Kal would, for an agreed period following the Closing continue to administer the Fabri-Kal Foundation, a Michigan non-profit corporation, which provides benefits for educational opportunities for qualifying recipients (the “Foundation”); provided, Seller or Affiliates of Seller shall at Closing fund the Foundation with an aggregate amount sufficient to pay the benefits to be administered by Fabri-Kal post-Closing and provided further that Fabri-Kal shall not be required to incur costs or to take measures with respect to such administration that are more burdensome in the aggregate than the measures taken by Seller as of the date hereof with respect to such administration.

(d) With respect to the Companies Plans set forth on Section 7.5(d)(i) of the Disclosure Schedule, Seller shall prior to the Closing take the actions described in Section 7.5(d)(ii) of the Disclosure Schedule.

(e) The provisions of this Section 7.5 are solely for the benefit of the parties to this Agreement, and no Companies Service Provider, alternate payee, beneficiary or dependent thereof, any collective bargaining representative thereof or any other individual associated therewith shall be regarded for any purposes as a third-party beneficiary of this Agreement, and nothing herein shall be construed as (i) an amendment to or other modification of, nor gives any Company Service Provider the right to participate in, any Companies Plan or other compensation or benefit plan or arrangement or (ii) the creation of any right to continued employment with the Companies, Buyer or their respective Affiliates. Nothing in this Section 7.5 shall be construed to limit any rights that the Companies, any Fabri-Kal Subsidiary or Buyer has under any plan or arrangement to amend, modify, terminate or adjust any particular plan or arrangement or to terminate the employment of any employee of the Companies or any Fabri-Kal Subsidiary for any reason or no reason.

7.6 Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 10, each of the Parties shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions and intentions hereof and the actions contemplated hereby. Each Party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

7.7  Officer and Director Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, managers or officers of the Companies and the Fabri-Kal Subsidiaries (collectively the “D&O Indemnified Parties”), as provided in the respective Articles of Incorporation or Bylaws or in indemnification agreements or in minutes of the board of directors or equivalent governing body, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period that is the lesser of (x) the period ending on the date such rights expire in accordance with their respective terms, and (y) of six (6) years after the Closing Date.

(b) On the Closing Date, Buyer shall pay for a non-cancelable run-off insurance policy of not less than the existing coverage amount, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Companies or any Fabri-Kal Subsidiary on or prior to the Closing Date, which policy shall contain benefits and levels of coverage no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by the Companies or the Fabri-Kal Subsidiaries, as applicable; provided, however, that in no event shall the premium for such “tail” insurance policy exceed, with respect to the entire six (6) year period, 300% of the annual premiums currently paid by the Companies and the Fabri-Kal Subsidiaries for such insurance. For the avoidance of doubt, “tail” coverage shall not be required for fiduciary liability if coverage continuity is maintained for claims made after the Closing which relate to matters occurring prior to and as of the Closing Date.

(c) The covenants contained in this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which such D&O Indemnified Parties are entitled, whether pursuant to Law, Contract or otherwise. In the event that Buyer or the Companies (following the Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors or assigns of Buyer or the Companies (following the Closing) shall succeed to the obligations set forth in this Section 7.7.

7.8 Termination of Affiliate Obligations. On or before the Closing Date, except as set forth in Section 7.8 of the Disclosure Schedule hereto, all Affiliate Contracts, and all liabilities and obligations otherwise existing between the Companies and the Fabri- Kal Subsidiaries, on the one hand, and one or more of its Affiliates (including the Seller but not including the Companies or any Fabri-Kal Subsidiary), on the other hand, shall be terminated, with all outstanding rights and obligations thereunder to be settled and released, such that none of the Companies or Fabri-Kal Subsidiaries shall have any obligations thereunder on or from the Closing Date. Buyer shall receive at the Closing Date written evidence of the foregoing settlements, releases and terminations.

7.9 Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article 10, except for the transactions contemplated by this Agreement, Seller shall not, and shall cause the Companies, the Fabri-Kal Subsidiaries and their respective Representatives not to, directly or indirectly, continue, solicit, encourage or enter into any negotiation, discussion, Contract or instrument, with any Person other than Buyer and its Affiliates, with respect to the sale of the Ownership Interests or all or substantially all the assets of the Companies and the Fabri-Kal Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Companies, the Fabri-Kal Subsidiaries or their respective businesses.

7.10 Waiver of Conflicts Regarding Representation. Recognizing that Clark Hill PLC (“Clark Hill”) has acted as legal counsel to Seller, its Affiliates and its respective Representatives (collectively, the “Seller Parties”), and may be deemed to have acted as legal counsel to the Companies prior to the Closing, and that Clark Hill intends to act as legal counsel to Seller Parties after the Closing, (i) each of Buyer and the Companies hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Clark Hill representing the Seller Parties after the Closing and (ii) in the event that a dispute arises between or among any of Buyer or any of its Affiliates (including, after the Closing, the Companies and the Fabri-Kal Subsidiaries) and any Seller Parties (including, prior to the Closing, the Companies and the Fabri-Kal Subsidiaries), Buyer, the Companies and each of the other Parties hereby agree that Clark Hill may represent Seller Parties in such dispute even though the interests of Seller Parties may be directly adverse to Buyer or its Affiliates (including, after the Closing, the Companies or any Fabri-Kal Subsidiary), and even though Clark Hill may have represented the Companies or any Fabri-Kal Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for Seller Parties, Buyer and, after the Closing, the Companies, waive, on behalf of themselves and each of their respective Affiliates, any conflict of interest in connection with such representation by Clark Hill. Buyer and, after the Closing, the Companies, further agree that, as to all communications among Clark Hill and the

Companies or any Fabri-Kal Subsidiary, and all attorney work product that relate in any way to the transactions contemplated by this Agreement, all rights therein, including the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong solely to the Seller Parties and shall solely be controlled by Seller Parties and shall not pass to or be claimed by Buyer, or, after the Closing, the Companies or any Fabri-Kal Subsidiary. The Parties agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 7.10 , if so requested. Buyer acknowledges, on behalf of itself and, after the Closing, the Companies, the Fabri-Kal Subsidiaries and any of their respective Affiliates, that each has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Clark Hill. This Section 7.10 is for the benefit of Clark Hill (including its partners and employees), which is an intended third-party beneficiary of this Section 7.10.

7.11 FIRPTA Certificate. Prior to the Closing, Seller shall deliver to Buyer a certificate or certificates in compliance with Treasury Regulation Section 1.1445- 2, establishing that the sale of the Ownership Interests contemplated by this Agreement is exempt from withholding under Section 1445 of the Code; provided that Buyer’s sole right if Seller fails to provide such certificate shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.

7.12 Frustration of Closing Conditions. Notwithstanding anything to the contrary set forth in this Agreement, including in Article 8 or Article 9, Buyer may not rely on the failure of any condition set forth in Article 8 (Conditions Precedent to Obligations of Buyer) to be satisfied to the extent that such failure was caused by the failure of Buyer to perform any of its obligations under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, including in Article 8 or Article 9 , neither the Companies nor Seller may rely on the failure of any condition set forth in Article 9 (Conditions Precedent to Obligations of Seller) to be satisfied to the extent such failure was caused by the Companies’ or Seller’s failure to perform any of their respective obligations under this Agreement.

7.13 Third Party Consents. Seller shall, and shall cause the Companies and the Fabri-Kal Subsidiaries to, use commercially reasonable efforts to obtain all third party consents, approvals, authorizations and waivers required in connection with the consummation of the transactions contemplated hereby as promptly as practicable following the date hereof (the “Third Party Consents”).

7.14 Tax Treatment. For the avoidance of doubt, any U.S. federal Income Tax of the Companies and the Fabri-Kal Subsidiaries relating to any taxable period ending on or before the Closing Date will be reported by Seller, and Seller shall file, or cause to be filed, all Tax Returns with respect to such U.S. Federal Income Tax, including any Specified Tax Deductions on such Tax Returns for the first taxable period in which such deductions are allowed.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Buyer:

8.1 Representations and Warranties Accurate. (a) Each of the Seller Fundamental Representations and the Companies Fundamental Representations shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) in each case on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date),

(b) the representations and warranties contained in clause (a) of Section 5.21 shall be true and correct in all respects as of the date hereof and as of the Closing Date and (c) each of the remaining representations and warranties of Seller and the Companies contained in Article 4 and Article 5 shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein, other than to the extent that such “materiality” or “material adverse effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedule), in each case on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date); provided, however, that clause (c) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein, other than to the extent that such “materiality” or “material adverse effect” qualifier defines the scope of items or matters disclosed in the Disclosure Schedule), has had, or would reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect.

8.2 Performance. The Companies and Seller shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

8.3 Officer’s Certificate. The Companies with respect to themselves, and Seller with respect to itself and the Companies and the Fabri -Kal Subsidiaries, shall have delivered to Buyer a certificate, signed by an authorized Person(s) of the Companies, in the case of the Companies, and an authorized Person of Seller, in the case of Seller, dated as of the Closing Date, certifying the matters set forth in Sections 8.1, and 8.2 with respect to such Person.

8.4 Antitrust Laws. Any waiting period (or any extension thereof) under the HSR Act shall have expired or been terminated and all consents of, or filings with, any Governmental Authority or pursuant to any Antitrust Laws set forth on Section 8.4 of the Disclosure Schedule shall have been obtained and be in full force and effect and any applicable waiting period with respect thereto shall have expired, as the case may be (it being understood that any consent shall be deemed obtained if the relevant merger control authority (a) has declared that it does not have jurisdiction, or has determined not to exercise its jurisdiction, to review the Transactions, (b) has consented to, approved, or cleared the Transactions or (c) may no longer prohibit the Transactions due to the expiry of all relevant time periods).

8.5 No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority, which prohibits the consummation of the transactions contemplated hereby.

8.6 Consents. Buyer shall have received evidence reasonably satisfactory to Buyer of the consent of applicable third parties associated with the arrangements disclosed on Section 8.6 of the Disclosure Schedule regarding the transactions contemplated by this Agreement.

8.7 No MAE. Since the date of this Agreement, no Events shall have occurred or circumstances arisen that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

8.8 Split Dollar Agreement. Fabri-Kal shall have assigned all of its rights and delegated all of its obligations under that certain Split Dollar Agreement, dated April 13, 2006, as amended from time to time, by and between Fabri-Kal and Michael Roeder (aka Mike Roeder), and any associated insurance policies, to Seller, pursuant to the terms of an assignment and assumption agreement in form and substance reasonably satisfactory to Buyer.

8.9 Conversion of Fabri-Kal. Effective on or prior to the Closing Date, Fabri-Kal shall have converted from a Michigan corporation to a Michigan limited liability company, and Seller shall have delivered evidence of such conversion to Buyer. The Parties acknowledge that upon such conversion (a) Fabri-Kal’s classification as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code will terminate, (b) Fabri-Kal’s classification as a C corporation within the meaning of applicable Tax Laws of the State of New Jersey will terminate, and (c) Fabri-Kal will be an entity disregarded from its sole owner for U.S. federal and state income tax purposes.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE COMPANIES

The obligation of Seller and the Companies to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Seller:

9.1 Representations and Warranties Accurate. Each of the (a) Buyer Fundamental Representations shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality” set forth therein) and (b) remaining representations and warranties of Buyer contained in Article 6 shall be true and correct, in each case as of the date hereof on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to an earlier date, in which case, as of such earlier date and without giving effect to any limitation as to “materiality” set forth therein); provided, however, that clause (b) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” set forth therein, other than to the extent that such “materiality” qualifier defines the scope of items or matters disclosed in the Disclosure Schedule), individually or in the aggregate, would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated hereby.

9.2 Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3 Officer Certificate .. Buyer shall have delivered to Seller a certificate, signed by an executive officer of Buyer, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2.

9.4 Antitrust Laws. Any waiting period (or any extension thereof) under the HSR Act shall have expired or been terminated and all consents of, or filings with, any Governmental Authority or pursuant to any Antitrust Laws set forth on Section 8.4 of the Disclosure Schedule shall have been obtained and be in full force and effect and any applicable waiting period with respect thereto shall have expired, as the case may be (it being understood that any consent shall be deemed obtained if the relevant merger control authority (a) has declared that it does not have jurisdiction, or has determined not to exercise its jurisdiction, to review the Transactions, (b) has consented to, approved, or cleared the Transactions or (c) may no longer prohibit the Transactions due to the expiry of all relevant time periods).

9.5 No Prohibition. No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority, which prohibits the consummation of the transactions contemplated hereby.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) Buyer, Seller and the Companies may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement (if it is not then in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 9.1 or 9.2 not to be satisfied), upon written notice to Seller, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Companies or Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyer or cured by the Companies or Seller, as applicable, within the earlier of (x) the Termination Date and (y) 20 Business Days after receipt by the Companies or Seller, as applicable, of written notice thereof from Buyer or is not capable of being cured prior to the Termination Date;

(c) Seller may terminate this Agreement (if neither Seller nor the Companies are then in material breach of their respective representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied), upon written notice to Buyer, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 9.1 or 9.2, not to be satisfied, and such violation, breach or inaccuracy has not been waived by Seller or cured by Buyer within the earlier of (x) the Termination Date or (y) 20 Business Days after receipt by Buyer of written notice thereof from Seller or the Companies or is not capable of being cured prior to the Termination Date;

(d) Either Buyer or Seller may terminate this Agreement if the Closing Date shall not have occurred on or before November 30, 2021 (the “Termination Date”); provided, however, that (i) the terminating Party is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination so as to cause (x) in the case that Buyer is the terminating Party, any of the conditions set forth in Sections 9.1 or 9.2 not to be satisfied and (y) in the case that Seller is the terminating Party, any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied and (ii) this Section 10.1(d) shall not be available to any Party during the pendency of any Action instituted in good faith by the other Party for specific performance as provided by Section 12.16; or

10.2 Effect of Termination. If this Agreement is terminated by the Parties in accordance with Section 10. 1 hereof, this Agreement shall become void and of no further force and effect and there shall be no liability on the part of any Party to any other Party, except that (i) the provisions of this Section 10.2 (Effect of Termination), Section 7.2(c) (Public Announcements), and Article 11 (Miscellaneous) shall remain in full force and effect and (ii) termination shall not relieve any Party from liability for Fraud or any Willful Breach of this Agreement or preclude any Party for suing any other Party for the same. The Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and nothing in this Section 10.2 shall be construed to discharge or relieve any party to the Confidentiality Agreement of its obligations thereunder.

10.3 Fees Upon Termination.

(a) In the event that this Agreement is validly terminated:

(i) (x) by Buyer or Seller pursuant to Section 10.1(d) and (y) at the time of such termination each of the conditions in Article 8 have been satisfied (other than Section 8.4 and those conditions that by their nature are only to be satisfied at the Closing, provided that such conditions were capable of being satisfied if the date of such termination were deemed to be the Closing Date); or

(ii) (x) by Seller pursuant to Section 10.1(c), or (y) by Seller pursuant to Section 10. 1(d) (where at the time of termination Seller was entitled to terminate this Agreement pursuant to Section 10.1(c), then, in any such event, Buyer shall pay, or cause to be paid to, Seller a fee equal to $25,000,000 (the “ Termination Fee”), which amount shall be payable by wire transfer of immediately available funds, within five (5) Business Days of the termination to an account designated in writing by Seller.

(b) Buyer shall not be obligated to pay the Termination Fee if (i) in the case of Section 10.3(a)(i) above, Seller’s or the Companies’ breach of any of their covenants or agreements under this Agreement will have been the principal cause of, or will have directly resulted in, the failure of the condition set forth in Section 8.4 to be satisfied, (ii) in the case of Section 10. 3(a)(ii) above, Seller’s or the Companies’ breach of any of their covenants or agreements under this Agreement will have been the principal cause of, or will have directly resulted in, the inability of Buyer to effect the Closing, or (iii) at the time of such termination Buyer was entitled to terminate this Agreement pursuant to Section 10.1(b).

(c) Notwithstanding anything to the contrary in this Agreement, Seller acknowledges and agrees on behalf of itself, the Companies, the Fabri-Kal Subsidiaries and its affiliates that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which the Termination Fee is payable for the efforts, expenses and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Seller acknowledges and hereby agrees that in no event shall Buyer be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different time and the occurrence of different events.

(d) If Buyer fails to pay in a timely manner the Termination Fee due pursuant to Section 10.3(a), and, in order to obtain such payment, Seller makes a claim that results in a judgment for the Termination Fee (or a portion thereof) set forth in Section 10.3(a), Buyer shall pay to Seller its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Termination Fee at the prime rate of JPMorgan Chase Bank, N.A. in effect from time to time from the date such payment was required to be made hereunder.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to Section 11.17, in the event that Buyer breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) against Buyer or, without limiting Section 11.18, any of its stockholders, directors, officers, employees, agents, Affiliates, attorneys, advisors or other Representatives, or any of their respective successors and assigns (the “Buyer Related Parties”) for any breach (whether willfully, intentionally, unintentionally or otherwise), loss, damage or failure to perform (whether willfully, intentionally, unintentionally or otherwise) under, this

Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for Seller to terminate this Agreement as provided herein and receive payment of the Termination Fee if payable in accordance with this Section 10.3, and upon payment of such amount (x) none of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether in equity or at Law, in Contract, in tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise) and (ii) none of Seller, the Companies and their Subsidiaries and any of their respective Affiliates shall be entitled to bring, and in no event support, facilitate or encourage, the bringing of any litigation (under any legal theory, whether sounding in Law or in equity (in each case whether for breach of contract, in tort or otherwise) against any Buyer Related Parties with respect to, arising out of, or in connection with, the failure of the Closing to occur or for a breach or failure to perform hereunder or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise), and the Seller, the Companies and their Subsidiaries and any of their respective Affiliates, as the case may be, shall cause any such litigation pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination. Under no circumstances shall the collective monetary damages payable for non-compliance with or breaches by Buyer (in each case, whether knowingly, willfully, intentionally or unintentionally or otherwise, and including any fraud) under this Agreement exceed an aggregate amount equal to the Termination Fee. Seller and Buyer acknowledge and agree that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which the Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be uncertain and incapable of accurate determination. The Parties acknowledge and agree that in no event shall Buyer be required to pay the Termination Fee on more than one occasion.

ARTICLE 11

MISCELLANEOUS

11.1 No Survival. None of (i) the representations and warranties in this Agreement or (ii) to the extent performance and compliance are required solely at or prior to the Closing, covenants or agreements in this Agreement (other than Sections 4.11, 5.25 and 6 .12) shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Effective Time. Notwithstanding the foregoing, neither this Section 11.1 nor anything else to this Agreement to the contrary shall limit the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Effective Time, which covenants and agreements shall survive the Closing in accordance with their respective terms. Nothing in this Section 11.1 or elsewhere in this Agreement shall limit or prohibit the rights of Buyer to pursue recoveries under the R&W Policy at its cost and expense (including payment of any retention thereunder) or any of Buyer’s rights, claims and/or causes of action in the event of Fraud.

11.2 Expenses. Except as expressly provided herein (including Section 6.11), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided that all fees and expenses of the Companies, the Fabri-Kal Subsidiaries or Seller related to the transactions contemplated by this Agreement incurred through the Closing Date, including the (i) fees and expenses of counsel, accountants or other advisors or service providers (including Clark Hill, BDO USA, LLP, JPMorgan Chase Bank, N.A. and Ernst & Young), (ii) any brokerage fees, commissions, finders’ fees or financial advisory fees, and, in each case, related costs and expenses, (iii) the portion of Transfer Taxes that are the responsibility of Seller pursuant to Section 11.16, and (iv) any fees, costs and expenses or payments related to any stay, transaction, change-of-control payment, severance, retention or other similar bonuses or payments paid or payable to employees of the Companies or any Fabri-Kal Subsidiary pursuant to any plan or agreement entered into or authorized by Seller prior to the Closing Date payable as a result of the Closing of the transactions contemplated by this Agreement, and including, for the avoidance of doubt, payments pursuant to the arrangements set forth on Section 11.2 of the Disclosure Schedule (plus, in each case, the employer portion of any employment, payroll or similar Taxes with respect to such amounts), shall be paid by Buyer on behalf of the Companies on the Closing Date (all of such fees and expenses to be invoiced and provided to Buyer no less than three (3) Business Days prior to the Closing Date) or, with respect to any compensatory amounts, by the Companies or the applicable Fabri-Kal Subsidiary through the applicable payroll and subject to applicable Taxes and withholdings (any of the foregoing fees and expenses set forth in this proviso that are not paid prior to the Reference Time, the “Companies Expenses”).

11.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.4 Entire Agreement. This Agreement including the Disclosure Schedule and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their Representatives, oral or written, respecting such subject matter.

11.5 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

11.6 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the Party for whom it is intended, (ii) if delivered by nationally recognized overnight courier service to the Party at the address set forth below, (iii) if delivered by electronic mail with receipt confirmed (including by receipt of confirmatory electronic mail from recipient) or (iv) if delivered by certified mail or registered mail, return-receipt received to the Party at the address set forth below, with copies sent to the Persons indicated:

If to Seller or, prior to the Closing, the Companies or the Fabri-Kal Subsidiaries:

Two Mitts, Inc.

600 Plastics Place

Kalamazoo, Michigan 49001

Attention: Michael Roeder, President

Email: MRoeder@fabri-kal.com

With a copy to (which shall not constitute notice):

Clark Hill PLC

151 S. Old Woodward Avenue, Suite 200

Birmingham, Michigan 48009

Attention: Daniel H. Minkus, Esq.

Email: DMinkus@clarkhill.com

If to Buyer or, after the Closing, to the Companies or the Fabri-Kal Subsidiaries:

Pactiv Evergreen Group Holdings Inc.

1900 W. Field Court

Lake Forest, IL 60045

Attention: Michael King; Chandra Mitchell

Email: Michael.King@pactiveevergreen.com

Email: Chandra.Mitchell@pactivevergreen.com

With a copy to (which shall not constitute notice):

Debevoise & Plimpton, LLP

919 Third Avenue, New York, NY 10022

Attention: Kevin M. Schmidt

Fax: (212) 909-6836

E-mail: kmschmidt@debevoise.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.6.

11.7  Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Disclosure Schedule delivered under any specific provision, representation, warranty or covenant in this Agreement, shall be deemed to have been disclosed with respect to any other representation, warranty or covenant in this Agreement to the extent the applicability thereto is reasonably apparent on its face. The inclusion of any matter, information or item in the Disclosure Schedule shall not be deemed to constitute an admission of any liability by Seller or the Companies to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

(b) The Disclosure Schedule and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

(c) Seller may, from time to time, but no less than five (5) Business Days prior to the Closing, by notice in accordance with the terms of this Agreement, supplement or amend the Disclosure Schedule to address any event or matter first occurring following the date hereof that does not arise from any breach of covenant by Seller or the Companies hereunder; provided, that, such supplements or amendments are not made to correct any event or matter that would constitute a breach of any covenant or obligation contained herein. No such supplemental or amended Disclosure Schedule shall be deemed to cure any breach for purposes of Section 8.1. If, however, the Closing occurs, any such supplement and amendment will be effective to cure and correct for all other purposes any breach of any representation or warranty that would have existed if Seller had not made such supplement or amendment, and all references to the Disclosure Schedule hereto which is supplemented or amended as provided in this Section 11.7(c) shall for all purposes after the Closing be deemed to be a reference to the Disclosure Schedule as so supplemented or amended.

11.8 Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.9 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of Law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion; provided, however, Buyer may assign or pledge its rights hereunder to its principal lenders or any agent thereof as collateral security. Any purported assignment without such prior written consents shall be void.

11.10 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party, except for (A) the Persons set forth in Section 7.7 and Section 11.12 in respect of the matters described therein, (B) the Related Parties as set forth in Section 11.18 and (C) Clark Hill as set forth in Section 7.10.

11.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

11.12 Release. Except (a) in the case of Fraud, (b) as provided in Section 2.3, (c) as provided in any Companies Plan, or (d) in respect of confidentiality, non-compete, non-solicit or other restrictive covenant or service-related obligations owed to the Companies and the Fabri-Kal Subsidiaries by any Companies Service Provider, Buyer agrees (and, from and after the Closing, shall agree on behalf of the Companies and the Fabri-Kal Subsidiaries) that Seller, any of its Affiliates, including their respective current or former officers and directors, shareholders and managers as of or prior to the Closing Date (collectively, the “Released Persons”), shall have no liability or responsibility to Buyer, the Companies or any Fabri-Kal Subsidiary for (and Buyer hereby unconditionally releases (and from and after the Closing unconditionally releases on behalf of the Companies and the Fabri-Kal Subsidiaries) such Released Persons from) any obligations or liability arising out of, or relating to, the organization, management or operation of the business of the Companies and the Fabri-Kal Subsidiaries relating to any matter, occurrence, action or activity on or prior to the Closing Date; provided that this Section 11.12 shall not release any Released Person in respect of any liability or obligation to any Company or Fabri-Kal Subsidiary in respect of any breach by such Person of his or her duties or obligations as an officer or employee of any such entity (provided, however, that this proviso shall not apply to a Released Person who delivers a resignation pursuant to Section 7.4 except in the case of (and to the extent of) any third party claim against the Company or any Fabri-Kal Subsidiary regarding the acts or omissions of any such Released Person).

11.13 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

11.14 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in Delaware, and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

11.15 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 Conveyance Taxes; Change of Ownership Statements. All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes (excluding, for the avoidance of doubt, ad valorem and other similar Taxes imposed proportionally on the value of property) incurred as a result of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid 50% by Seller and 50% by Buyer when due. Seller will timely file, with the reasonable cooperation of Buyer, all Tax Returns with respect to Transfer Taxes. With respect to the Owned Real Property, Buyer will timely file, with the reasonable cooperation of Seller, all real estate transfer tax valuation affidavits, property transfer affidavits, change of ownership statements and similar statements required to be filed under applicable Law upon a transfer or deemed transfer of ownership of the Owned Real Property.

11.17 Specific Performance.

(a) The Parties agree that (i) irreparable damage may occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached and (ii) money damages, even if available, may not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, except as otherwise provided herein, including with respect to the Termination Fee, it is agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 11.13 (Governing Law; Jurisdiction) without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, each of the Parties shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by the other Parties under this Agreement (including to cause Buyer to consummate the Closing and to make the payments contemplated by this Agreement, including Article 2 (Calculation of Purchase Price and Payment) if Buyer is required to do so pursuant to the terms of this Agreement) in addition to any other remedy to which Seller or the Companies are entitled at law or in equity, including Seller’s and the Companies’ rights to terminate this Agreement pursuant to Article 10 (Termination).

(b) Each Party agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other parties have an adequate remedy at law or (ii) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, equity or otherwise. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) If the Companies or Seller bring an action for specific performance pursuant to this Section 11.17, and a court rules that Buyer breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, but such court declines to enforce specifically the obligations of Buyer to effect the Closing in accordance with this Agreement, then, in addition to the right of Seller and the Companies to terminate this Agreement pursuant to Section 10.1, Seller and the Companies shall be entitled to pursue all applicable remedies at law, including seeking monetary damages, and Buyer shall pay Seller’s and the Companies’ costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of Buyer’s obligations pursuant to this Agreement and all actions to collect such costs or expenses, in each case, subject to Section 10. 3(e) in all respects. For the avoidance of doubt, in no event shall the exercise of Seller’s or the Companies’ right to specific performance pursuant to this Section 11.17 reduce, restrict or otherwise limit Seller’s and the Companies’ rights to terminate this Agreement pursuant to Section 10.1 (Termination) or pursue all applicable remedies at law, including seeking monetary damages, in each case, subject to Section 10.3(e) in all respects.

11.18 Non-Recourse. Notwithstanding anything to the contrary herein, except as set forth in the Confidentiality Agreement (i) this Agreement may be enforced only against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party and (ii) with respect to each Party, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of such named Party (the “Related Parties”), shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of a Party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 11.18 are intended to be for the benefit of, and enforceable by the Related Parties and each such Person shall be a third-party beneficiary of this Section 11. 18. This Section 11.18 shall be binding on all successors and assigns of the Companies.

11.19 Severability. If any term, provision, agreement, covenant or restriction of this Agreement, other than Section 11.17, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SELLER:

TWO MITTS, INC.
a Michigan corporation

By:
Name:
Title:

COMPANIES:

FABRI-KAL CORPORATION
a Michigan corporation

By:
Name:
Title:

MONARCH MILL POND, LLC
a Michigan limited liability company

By:
Name:
Title:

PURE PULP PRODUCTS, LLC
a Michigan limited liability company

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:

PACTIV EVERGREEN GROUP HOLDINGS INC.
a Delaware corporation

By:
Name:
Title: